Exhibit 99.1

UTi WORLDWIDE INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) promulgated under the Securities Exchange Act of 1934.

“Internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) is a process designed by, or under the supervision of, the issuer’s principal executive and financial officers, and effected by the issuer’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

(1) Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

(2) Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and

(3) Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of January 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on its assessment, management has concluded that the Company’s internal control over financial reporting was effective as of January 31, 2013.

Deloitte & Touche LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this Annual Report on Form 10-K, has issued a report on the effectiveness of the Company’s internal controls over financial reporting as of January 31, 2013. This report is included herewith under “Report of Independent Registered Public Accounting Firm,” on page F-3.

/s/ Eric W. Kirchner

Eric W. Kirchner

Chief Executive Officer

April 1, 2013

/s/ Richard G. Rodick

Richard G. Rodick

Executive Vice President — Finance, Chief Financial Officer

April 1, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of UTi Worldwide Inc.

Long Beach, California

We have audited the internal control over financial reporting of UTi Worldwide Inc. and subsidiaries (the “Company”) as of January 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2013, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and the financial statement schedule as of and for the year ended January 31, 2013 of the Company and our report dated April 1, 2013 (February 26, 2014 as to Note 1 under the heading “Liquidity and Going Concern”) expressed an unqualified opinion on those financial statements and the financial statement schedule and included an explanatory paragraph in regard to the entity’s ability to continue as a going concern.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
April 1, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of UTi Worldwide Inc.

Long Beach, California

We have audited the accompanying consolidated balance sheets of UTi Worldwide Inc. and subsidiaries (the “Company”) as of January 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss)/income, equity, and cash flows for each of the three years in the period ended January 31, 2013. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of UTi Worldwide Inc. and subsidiaries as of January 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have not audited any financial statements of the Company for any period subsequent to January 31, 2013. However, as discussed in Note 1 to the consolidated financial statements, as of January 31, 2014, the Company was out of compliance with certain financial covenants associated with its 2013 Senior Notes totaling $200.0 million and certain other of its other credit facilities and has obtained waivers of such covenant violations through April 15, 2014. This matter raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 31, 2013, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 1, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
April 1, 2013 (February 26, 2014 as to Note 1 under the heading “Liquidity and Going Concern”)

UTi WORLDWIDE INC.

CONSOLIDATED BALANCE SHEETS

As of January 31, 2013 and 2012

	As of January 31,
	2013	2012
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$237,276	$321,761
Trade receivables (net of allowances for doubtful accounts of $16,011 and $15,712 as of January 31, 2013 and 2012, respectively)	898,809	947,480
Deferred income taxes	19,595	20,372
Other current assets	156,385	132,545

Total current assets	1,312,065	1,422,158
Property, plant and equipment, net	242,898	216,299
Goodwill	314,269	415,222
Other intangible assets, net	143,366	119,015
Investments	969	1,108
Deferred income taxes	25,802	43,272
Other non-current assets	34,688	38,575

Total assets	$2,074,057	$2,255,649

LIABILITIES & EQUITY
Bank lines of credit	$79,213	$76,240
Short-term borrowings	1,129	1,019
Current portion of long-term borrowings	5,663	21,775
Current portion of capital lease obligations	11,377	13,768
Trade payables and other accrued liabilities	786,444	859,086
Income taxes payable	8,470	12,657
Deferred income taxes	2,775	1,927

Total current liabilities	895,071	986,472
Long-term borrowings, excluding current portion	204,434	231,204
Capital lease obligations, excluding current portion	73,538	15,845
Deferred income taxes	29,654	31,845
Other non-current liabilities	47,178	38,775
Commitments and contingencies
UTi Worldwide Inc. shareholders’ equity:
Non-voting variable rate participating cumulative convertible preference shares of no par value:
Class A — authorized 50,000,000; none issued	—	—
Class B — authorized 50,000,000; none issued	—	—
Common stock — authorized 500,000,000 ordinary shares of no par value; issued and outstanding 103,848,134 and 102,833,998 shares as of January 31, 2013 and 2012, respectively	505,237	491,073
Retained earnings	396,946	503,675
Accumulated other comprehensive loss	(92,348)	(55,983)

Total UTi Worldwide Inc. shareholders’ equity	809,835	938,765
Non-controlling interests	14,347	12,743

Total equity	824,182	951,508

Total liabilities and equity	$2,074,057	$2,255,649

See accompanying notes to the consolidated financial statements.

UTi WORLDWIDE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal years ended January 31, 2013, 2012 and 2011

	Fiscal years ended January 31,
	2013	2012	2011
	( In thousands, except share and per share amounts)
Revenues	$4,607,521	$4,914,221	$4,549,773

Purchased transportation costs	3,020,988	3,210,352	2,994,302
Staff costs	894,503	938,592	849,995
Depreciation	48,917	48,018	46,008
Amortization of intangible assets	12,262	15,761	14,718
Severance and other	18,039	15,132	—
Goodwill impairment	93,008	—	—
Intangible assets impairment	1,643	5,178	—
Other operating expenses	546,456	552,518	522,034

Operating (loss)/income	(28,295)	128,670	122,716
Interest income	17,071	18,122	14,448
Interest expense	(30,486)	(31,908)	(30,557)
Other (expense)/income, net	(439)	(236)	1,245

Pretax (loss)/income	(42,149)	114,648	107,852
Provision for income taxes	51,891	35,650	33,229

Net (loss)/income	(94,040)	78,998	74,623
Net income attributable to non-controlling interests	6,466	6,465	4,720

Net (loss)/income attributable to UTi Worldwide Inc.	$(100,506)	$72,533	$69,903

Basic (loss)/earnings per common share attributable to UTi Worldwide Inc. common shareholders	$(0.97)	$0.71	$0.70

Diluted (loss)/earnings per common share attributable to UTi Worldwide Inc. common shareholders	$(0.97)	$0.70	$0.68

Cash dividends declared per common share	$0.06	$0.06	$0.06

Number of weighted average common shares outstanding used for per share calculations
Basic shares	103,544,171	102,586,527	100,577,194
Diluted shares	103,544,171	103,446,381	102,222,037

See accompanying notes to the consolidated financial statements.

UTi WORLDWIDE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

For the fiscal years ended January 31, 2013, 2012 and 2011

	Fiscal years ended January 31,
	2013	2012	2011
	(In thousands)
Net (loss)/income	$(94,040)	$78,998	$74,623

Other comprehensive (loss)/income:
Foreign currency translation	(36,263)	(21,977)	13,880
Defined benefit pension plan:
Net actuarial loss (net of tax of $743, $67 and $120)	(2,073)	(186)	(814)
Amortization of prior service cost (net of tax of $4, $6 and $4)	(4)	15	15
Foreign currency translation	167	244	(127)

Other comprehensive (loss)/income	(38,173)	(21,904)	12,954
Comprehensive (loss)/income	(132,213)	57,094	87,577
Comprehensive income attributable to non-controlling interests	4,658	5,428	5,886

Comprehensive (loss)/income attributable to UTi Worldwide Inc.	$(136,871)	$51,666	$81,691

See accompanying notes to the consolidated financial statements.

UTi WORLDWIDE INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the fiscal years ended January 31, 2013, 2012 and 2011

	UTi Worldwide Inc.‘s Equity
	Common Stock		Retained earnings	Accumulated other comprehensive loss	Non-controlling interests	Total
	(In thousands, except share data)
Balance at February 1, 2010	100,900,556	$464,731	$373,548	$(46,904)	$22,907	$814,282
Net income	—	—	69,903	—	4,720	74,623
Other comprehensive income	—	—	—	11,788	1,166	12,954
Shares issued	459,068	712	—	—	—	712
Stock options exercised	612,859	4,742	—	—	—	4,742
Share-based compensation costs	—	8,746	—	—	—	8,746
Excess tax benefits from share-based compensation	—	291	—	—	—	291
Dividends	—	—	(6,144)	—	—	(6,144)
Acquisition of non-controlling interests	—	5,662	—	—	(13,985)	(8,323)
Distribution to non-controlling interests and other	—	—	—	—	(1,719)	(1,719)

Balance at January 31, 2011	101,972,483	$484,884	$437,307	$(35,116)	$13,089	$900,164

Net income	—	—	72,533	—	6,465	78,998
Other comprehensive loss	—	—	—	(20,867)	(1,037)	(21,904)
Shares issued	551,212	235	—	—	—	235
Ordinary shares settled under share-based compensation plans	115,491	(2,035)	—	—	—	(2,035)
Stock options exercised	194,812	1,856	—	—	—	1,856
Share-based compensation costs	—	15,413	—	—	—	15,413
Excess tax benefits from share-based compensation	—	462	—	—	—	462
Dividends	—	—	(6,165)	—	—	(6,165)
Acquisition of non-controlling interests	—	(9,742)	—	—	(3,331)	(13,073)
Distribution to non-controlling interests and other	—	—	—	—	(2,443)	(2,443)

Balance at January 31, 2012	102,833,998	$491,073	$503,675	$(55,983)	$12,743	$951,508

Net (loss)/income	—	—	(100,506)	—	6,466	(94,040)
Other comprehensive loss	—	—	—	(36,365)	(1,808)	(38,173)
Shares issued	910,753	292	—	—	—	292
Ordinary shares settled under share-based compensation plans	(186,617)	(3,130)	—	—	—	(3,130)
Stock options exercised	290,000	2,210	—	—	—	2,210
Share-based compensation costs	—	14,556	—	—	—	14,556
Excess tax benefits from share-based compensation	—	19	—	—	—	19
Dividends	—		(6,223)			(6,223)
Acquisition of non-controlling interests	—	217	—	—	(217)	—
Distribution to non-controlling interests and other	—	—	—	—	(2,837)	(2,837)

Balance at January 31, 2013	103,848,134	$505,237	$396,946	$(92,348)	$14,347	$824,182

See accompanying notes to the consolidated financial statements.

UTi WORLDWIDE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended January 31, 2013, 2012 and 2011

	Fiscal years ended January 31,
	2013	2012	2011
	(In thousands)
OPERATING ACTIVITIES:
Net (loss)/income	$(94,040)	$78,998	$74,623
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Share-based compensation costs	14,556	15,413	8,746
Depreciation	48,917	48,018	46,008
Amortization of intangible assets	12,262	15,761	14,718
Amortization of debt issuance costs	1,556	2,194	3,088
Goodwill and intangible assets impairment	94,651	5,178	—
Deferred income taxes	16,957	(15,323)	(1,804)
Uncertain tax positions	469	335	(3,699)
Excess tax benefits from share-based compensation	(19)	(462)	(291)
(Gain)/loss on disposal of property, plant and equipment	(682)	141	338
Provision for doubtful accounts	4,507	6,863	4,361
Other	1,771	4,777	(988)
Changes in operating assets and liabilities:
Decrease/(increase) in trade receivables	1,561	(99,690)	(135,076)
Increase in other current assets	(28,226)	(1,168)	(21,664)
(Decrease)/increase in trade payables	(11,871)	41,518	72,185
(Decrease)/increase in accrued liabilities and other liabilities	(21,595)	15,375	12,340

Net cash provided by operating activities	40,774	117,928	72,885
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, excluding software	(49,728)	(45,682)	(39,228)
Proceeds from disposals of property, plant and equipment	3,475	5,020	2,480
Purchases of software and other intangible assets	(36,692)	(39,003)	(19,645)
Net decrease/(increase) in other non-current assets	847	(5,975)	(1,811)
Acquisitions and related payments	(888)	—	(3,449)
Other	134	(29)	(570)

Net cash used in investing activities	(82,852)	(85,669)	(62,223)
FINANCING ACTIVITIES:
Borrowings from bank lines of credit	328,894	183,496	128,920
Repayments of bank lines of credit	(306,851)	(251,964)	(29,988)
Net repayments under revolving lines of credit	(7,552)	(26,404)	(33,817)
Net increase/(decrease) in short-term borrowings	174	(6,353)	(9,901)
Proceeds from issuances of long-term borrowings	200,869	154,744	84
Repayments of long-term borrowings	(205,000)	(36,133)	(68,169)
Debt issuance costs	(1,745)	(2,153)	—
Repayments of capital lease obligations	(17,384)	(18,824)	(19,202)
Acquisitions of non-controlling interests	(1,920)	(13,196)	(8,323)
Distributions to non-controlling interests and other	(2,837)	(2,469)	(5,453)
Ordinary shares settled under share-based compensation plans	(3,130)	(2,035)	—
Proceeds from issuance of ordinary shares	2,502	2,091	5,456
Excess tax benefits from share-based compensation	19	462	291
Dividends paid	(6,223)	(6,165)	(6,144)

Net cash used in financing activities	(20,184)	(24,903)	(46,246)
Effect of foreign exchange rate changes on cash and cash equivalents	(22,223)	(12,390)	11,595

Net decrease in cash and cash equivalents	(84,485)	(5,034)	(23,989)
Cash and cash equivalents at beginning of period	321,761	326,795	350,784

Cash and cash equivalents at end of period	$237,276	$321,761	$326,795

See accompanying notes to the consolidated financial statements.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2013, 2012 and 2011

1.    Summary of Significant Accounting Policies and Other

Basis of Presentation.    UTi Worldwide Inc. (UTi or the Company), is an international, non-asset-based supply chain services and solutions Company that provides air and ocean freight forwarding, contract logistics, customs clearance, distribution, inbound logistics, truckload brokerage and other supply chain management services. The Company’s fiscal year end is January 31. The Company serves its clients through a worldwide network of freight forwarding offices in over 140 countries, including independent agents, and over 180 contract logistics and distribution centers under management.

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries controlled by the Company (generally more than 50% ownership). Control is achieved where the Company has the power to govern the financial and operating policies of a subsidiary company so as to obtain benefits from its activities. The results of subsidiaries acquired during the year are included in the consolidated financial statements from the effective dates of acquisition. All intercompany transactions and balances have been eliminated upon consolidation. All amounts in the notes to the consolidated financial statements are presented in thousands except for share and per share data.

Liquidity and Going Concern. As of January 31, 2014, the Company was not in compliance with certain financial covenants associated with its $200,000 of senior unsecured guaranteed notes (the “2013 Senior Notes”) and its global credit facilities. In addition, certain of the Company’s credit facilities and letters of credit and guarantee facilities have cross-default provisions that could be triggered by covenant violations of the 2013 Senior Notes and global credit facilities. The Company has obtained waivers with respect to the 2013 Senior Notes and its global credit facilities, which each waive any failure of the Company to be in compliance with such financial covenants from January 31, 2014 through April 15, 2014. Following the expiration of such waivers on April 15, 2014, based on the Company’s current expectations, it will likely again not be in compliance with such covenants, in which case debt of approximately $400,000 (unaudited) would become due and immediately payable (absent additional waivers), for which sufficient cash would not be available absent a new financing. This could result in events of default under all of the Company’s outstanding indebtedness and the lenders under those facilities would be able to accelerate the indebtedness, which would have adverse consequences that may include insolvency of the Company, raising substantial doubt about the Company’s ability to continue as a going concern.

In response to this, the Company is in the process of launching an offering of convertible debt, the sale of preferred stock, and a refinancing of its global credit facilities. Management believes such actions will provide it sufficient liquidity to repay the $200,000 of 2013 Senior Notes as well as refinance its credit facilities with long-term facilities with less restrictive financial covenant requirements. Further, the Company could also undertake other actions in the event the offerings were not successful, including negotiating amendments and/or further waivers of the covenant requirements of its existing credit facilities. Although management believes these collective actions will ultimately be successful in addressing its liquidity requirements, uncertainty exists as to the outcome. Accordingly, this matter raises substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates.    The preparation of the consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, certain estimates relating to the Company’s business transformation initiatives, including useful life assumptions and the dates at which certain software applications become ready for their intended use (both of which impact the timing and amount of amortization), revenue recognition, income taxes, shared-based compensation assumptions, allowances for doubtful accounts, the initial and recurring valuation of certain assets acquired and liabilities assumed through business combinations (including goodwill, indefinite lived intangible assets, contingent earn-out payments, and contingent liabilities). Actual results could differ from those estimates.

Foreign Currency Translation.    Local currencies are generally considered the functional currencies of subsidiaries located outside of the United States of America.

Translation of the assets, liabilities, income and expense of subsidiaries with functional currencies other than the US Dollar.    Assets and liabilities are translated at year-end exchange rates for operations in local currency environments. Income and expense items are translated at average rates of exchange prevailing during the year. Gains and losses on translation are recorded as a separate component of shareholders’ equity under accumulated other comprehensive income or loss.

Translation of subsidiary loans.    Exchange differences arising on the translation of permanently invested long-term loans to subsidiary companies are recorded as a separate component of shareholders’ equity under accumulated other comprehensive income or loss. Exchange differences arising on the translation of long-term loans to subsidiary companies that are not permanent in nature are recorded as other (expense)/income, net in the consolidated statements of operations. These amounts were foreign exchange gains of $1,051, $265 and $1,768 for the fiscal years ended January 31, 2013, 2012 and 2011, respectively.

Foreign currency transaction gains and losses.    Transactions in foreign currencies during the year are re-measured at rates of exchange ruling on the dates of the transactions. Gains and losses related to re-measurement of items arising through operating activities are accounted for in the consolidated statements of operations and included in purchased transportation costs. These amounts in purchased transportation costs were gains of $1,140, $2,631 and $2,454 for the fiscal years ended January 31, 2013, 2012 and 2011, respectively.

Revenue Recognition.    The Company recognizes revenue in accordance with the ASC Topic 605, Revenue Recognition, (ASC 605). In accordance with ASC 605, certain billings such as sales taxes, value-added and other

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

taxes, customs, duties, and freight insurance premiums whereby the Company acts as an agent, have not been included in revenue.

Freight Forwarding.    The Company does not own or operate aircraft or ocean vessels and, consequently, contract with commercial carriers to arrange for the shipment of cargo. A majority of the Company’s freight forwarding business is conducted through non-committed space allocations with carriers. The Company arranges for, and in many cases provides, pick-up and delivery service between the carrier and the location of the shipper or recipient.

The Company provides airfreight forwarding services in two principal forms (i) as an indirect carrier, and occasionally (ii) as an authorized agent for airlines. When the Company acts as an indirect carrier with respect to shipments of freight, a House Airway Bill (HAWB) is typically issued upon receiving instruction from the client (the shipper). The HAWB serves as the contract of carriage between the Company and the shipper. When freight is tendered to the airline (the direct carrier), the Company receives a Master Airway Bill. The Master Airway Bill serves as the contract of carriage between the Company and the air carrier. As the Company provides services across a broad range of clients on commonly traveled trade lanes, when acting as an indirect carrier, the Company typically consolidates individual shipments into larger shipments, optimizing weight and volume combinations for lower-cost shipments on a consolidated basis. The Company typically acts as an indirect carrier with respect to shipments tendered to the Company by the client, however, in certain circumstances; the Company occasionally acts as an authorized agent for the airlines. In such circumstances, the Company is not considered to be an indirect carrier and does not issue a HAWB, but rather arranges for the transportation of individual shipments directly with the airline. In these instances, as compensation for arrangement of these shipments, the carriers pay the Company a management fee.

The Company provides ocean freight forwarding services in two principal forms (i) as an indirect carrier, sometimes referred to as a Non-Vessel Operating Common Carrier (NVOCC), and (ii) as an ocean freight forwarder nominated by the client (ocean freight forwarding agent). When the Company acts as an NVOCC with respect to shipments of freight, a House Ocean Bill of Lading (HOBL) is typically issued to the client (the shipper). The HOBL serves as the contract of carriage between the Company and the shipper. When the freight is tendered to the ocean carrier (the direct carrier), the Company receives a contract of carriage known as a Master Ocean Bill of Lading. The Master Ocean Bill of Lading serves as the contract of carriage between the Company and the ocean carrier. When the Company acts as an ocean freight forwarding agent, the Company typically does not issue a HOBL, but rather receives a management fee for managing the transaction as an agent, including booking and documentation between the client and the underlying carrier (contracted by the client).

Regardless of the forms through which the Company provide airfreight and ocean freight services, if ancillary services are provided to the client, such as the preparation of export documentation, additional fees are received.

When acting as an indirect carrier, the Company typically performs both the export and import portions of the shipment. In those instances, and in instances where the Company is performing only the export portion of the shipment, the Company consolidates the shipments and contracts directly with the airlines or ocean carriers. In these instances, the Company acts as the principle with respect to the shipment and therefore, recognizes revenue on a gross basis in accordance with ASC 605 and accordingly, revenue and purchased transportation costs for these shipments are recognized at the time the freight departs the terminal of origin which is when the client is billed. In situations where the Company performs only the import portion of the shipment, typically the client has arranged for transportation services with another party and the Company acts as an agent, rather than a principle in the transaction. The Company recognizes revenue for these shipments when the import services are completed. Accordingly, only the management fees for such services are included in revenue.

When acting as an authorized agent for airlines and when acting as an ocean freight forwarding agent (as defined above), the Company typically forwards the freight as an agent. In these circumstances, management fees

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

earned from the Company’s services are recognized at the time the freight departs the terminal of origin which is when the client is billed.

These methods generally result in recognition of revenues and purchased transportation costs earlier than methods that do not recognize revenues until a proof of delivery is received or that recognize revenues as progress on the transit is made. The Company’s methods of revenue and cost recognition do not result in a material difference from amounts that would be reported under such other methods.

Customs brokerage revenue and other freight forwarding revenues are recognized when the client is billed, which for customs brokerage is when the necessary documentation for customs clearance has been completed and for other revenues is when the service has been provided to third parties in the ordinary course of business. Purchased transportation costs are recognized at the time the freight departs the terminal of origin. Certain costs, related primarily to ancillary services, are estimated and accrued at the time the services are provided and adjusted upon receipt of the carrier’s final invoices.

Contract Logistics and Distribution.    Contract logistics services primarily relate to value-added warehousing and the subsequent distribution of goods and materials in order to meet clients’ inventory needs and production or distribution schedules. Services include receiving, deconsolidation and decontainerization, sorting, put away, consolidation, assembly, cargo loading and unloading, assembly of freight and protective packaging, warehousing services, order management, customized distribution and inventory management services. Outsourced services include inspection services, quality centers and manufacturing support. Inventory management services include materials sourcing services pursuant to contractual, formalized repackaging programs and materials sourcing agreements.

The Company provides a range of distribution, consultation, outsourced management services, planning and optimization services, and other supply chain management services. Other services within the Contract Logistics and Distribution segment consist primarily of supply chain management services. The Company receives fees for the other supply chain management services that are performed. Contract logistics and distribution revenues are recognized when the service has been completed in the ordinary course of business.

Income Taxes.    Federal, state and foreign income taxes are computed at current tax rates, less tax credits. Provisions for income taxes include amounts that are currently payable, plus changes in deferred income tax assets and liabilities. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

The Company records a provision for estimated additional tax, penalties and interest that may result from tax authorities disputing uncertain tax positions taken at the largest amount that is greater than 50% likely of being realized. For further information, see Note 4, “Uncertain Tax Positions.”

No provision is made for additional taxes, which would arise if the retained earnings of subsidiaries were distributed, on the basis that it is not anticipated that such distribution will be made that it is indefinitely invested.

Segment Reporting.    The factors for determining the reportable segments include the manner in which management evaluates the performance of the Company combined with the nature of the individual business activities. The Company’s reportable business segments are (i) Freight Forwarding and (ii) Contract Logistics

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

and Distribution. The Freight Forwarding segment includes airfreight forwarding, ocean freight forwarding, customs brokerage and other related services. The Contract Logistics and Distribution segment includes all operations providing contract logistics, distribution and other related services. Certain corporate costs, enterprise-led costs, and various holding Company expenses within the group structure are presented separately.

Share-Based Compensation.    The Company recognizes compensation expense for all share-based payments in accordance with ASC 718, Compensation – Stock Compensation (ASC 718). Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

Cash and Cash Equivalents and Concentration of Risks.    Cash and cash equivalents include currency on hand as well as demand deposits with banks or financial institutions. It also includes other kinds of accounts that have the general characteristics of demand deposits in that the Company may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty. Cash equivalents, include short-term, highly liquid investments that are both readily convertible to known amounts of cash, and so near their maturity that they present minimal risk of changes in value because of changes in interest rates. Investments with original maturities of three months or less qualify under that definition. Original maturity means the maturity from the date of the Company’s original investment.

The Company maintains its primary cash accounts with established banking institutions around the world. The Company estimates that approximately $227,025 of these deposits were not insured by the Federal Deposit Insurance Corporation or similar entities outside of the United States (U.S.) as of January 31, 2013.

The Company has entered into agreements with certain of its distribution clients specifying the use of designated cash accounts for receivables collections from the end clients. Although the Company is required under these contracts to use such accounts for cash activity related to these clients, the Company has access and control over such balances in the normal course of its operations. Balances in such accounts totaled approximately $27,614 and $37,406 at January 31, 2013 and 2012, respectively, and are included in cash and cash equivalents in the accompanying consolidated balance sheets.

Trade Receivables.    In addition to billings related to transportation costs, trade receivables include disbursements made on behalf of clients for value added taxes, customs duties, and other amounts remitted to governmental authorities on behalf of clients; and freight insurance. The billings to clients for these disbursements are not recorded as revenue and purchased transportation costs in the consolidated statements of operations. Management establishes reserves based on the expected ultimate collectability of these receivables.

Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts for estimated losses inherent in its trade receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, general and specific economic conditions, and local market conditions. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Amounts charged to allowance for doubtful accounts to the Company’s consolidated statements of operations were $4,507, $6,863 and $4,361 for the fiscal years ended January 31, 2013, 2012 and 2011, respectively. The Company does not have any off-balance-sheet credit exposure related to its clients.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Property, Plant and Equipment.    Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings and leasehold improvements	10-40
Computer equipment and software	3-7
Furniture, fixtures and equipment	3-10
Vehicles	3-10

Assets held under capital leases are depreciated over their estimated useful lives on the same basis as owned assets, or if there is not reasonable certainty that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the lease term or its estimated useful life. Leasehold improvements are depreciated over the estimated useful life of the related asset, or over the term of the lease, whichever is shorter.

Long-Lived Assets.    Long-lived assets, such as property, plant, and equipment, and acquired intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset in accordance with ASC 360, Property, Plant and Equipment (ASC 360). If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including undiscounted cash flow models, quoted market values and third-party appraisals, as considered necessary.

Goodwill and Other Intangible Assets.    Goodwill represents the excess of the aggregate purchase price over the fair market value of the net assets acquired in a purchase business combination. Intangible assets with definite useful lives are amortized using the straight-line method over their estimated useful lives. Goodwill is generally comprised of expected operational synergies from continuing the operations of the acquired companies.

Goodwill, including other intangible assets with indefinite useful lives, is assessed for impairment at least annually and whenever events or circumstances change that would make it more likely than not that an impairment may have occurred. If the carrying value of goodwill or an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. The evaluation of impairment involves comparing the current fair value of each of the Company’s reporting units to their recorded value, including goodwill. The Company uses a discounted cash flow (DCF) model, corroborated by comparative market multiples where appropriate, to determine the current fair value of its reporting units. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including the weighted average cost of capital (WACC), contract renewal assumptions and terminal value assumptions. The WACC takes into account the relative weights of each component of the Company’s consolidated capital structure (debt and equity) and represents the expected cost of new capital adjusted as appropriate to consider risk profiles specific to the Company. Terminal value assumptions are applied to the final year of the DCF model.

The Company capitalizes certain internally-developed software costs in accordance with ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software (ASC 350). Amortization is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years.

Investments.    Investments in affiliated companies are accounted for using the equity method, where the Company has the ability to exercise significant influence over the operating and financial policies (generally an investment of 20 — 50%) of the companies’ voting interests. Consolidated net income or loss includes the Company’s proportionate share of the net income or net loss of these companies.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Employee Benefit Plans.    Contributions to defined contribution plans are expensed as incurred. For defined benefit pension plans, the Company adjusts prepaid benefit costs or retirement fund obligations to the difference between the projected benefit obligations and the plan assets at fair value on a plan-by-plan basis. The offset to the adjustments are recorded directly to shareholders’ equity, net of taxes, to the extent that those changes are not included in net periodic benefit cost for the period. The amounts in shareholders’ equity represent the after-tax unamortized gains or losses and unamortized prior service costs or benefits.

Pharma Property Development Agreements.    During the fiscal year ended January 31, 2012, the Company entered into various agreements providing for the development of a logistics facility to be used in the Company’s pharmaceutical distribution business in South Africa. In addition to a property development agreement, the Company signed an agreement to purchase the property at the conclusion of the development at the project’s total cost, which includes interest on the financing for the project, subject to certain conditions being met, including among other items, the property having been registerable for transfer and having been ready for beneficial occupation as described under the development agreement. In addition to the other documents for the transaction, the Company also entered into a lease agreement for the property and facility following the conclusion of its development, should the property not be saleable to the Company at that time. Together these agreements are referred to as the Pharma Property Development Agreements. As of September 1, 2012, development of the property was substantially completed and property, plant and equipment of $62,977 were placed into service. As of January 31, 2013, due to routine administrative processes, the property was not yet registerable for transfer, and accordingly, the Company’s pharmaceutical distribution business in South Africa is leasing the facility until such time as the purchase can be completed. Liabilities outstanding pursuant to the lease agreement are included in capital lease obligations. It is intended to be replaced with long-term financing upon the purchase.

Fair Value Measurements.    The estimated fair value of financial instruments has been determined using available market information and other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and estimation methodologies may be material to the estimated fair value amounts.

The Company’s principal financial instruments are cash and cash equivalents, trade receivables, bank lines of credit, long-term deposits, short-term borrowings, trade payables and other accrued liabilities, long-term borrowings, forward contracts and other derivative instruments. With the exception of the Company’s senior unsecured guaranteed notes and call options, the carrying values of these financial instruments approximate fair values either because of the short maturities of these instruments, or because the interest rates are based upon variable reference rates. As discussed further in Note 10, “Borrowings” on January 25, 2013, the company issued $150,000 and $50,000 of senior unsecured guaranteed notes bearing an interest rate of 4.10% and 3.50%, respectively. As of January 31, 2013, the fair values of these notes approximated their book values.

Interest-bearing bank loans and bank lines of credit are recorded at the proceeds received. Interest expense, including premiums payable on settlement or redemption, is accounted for on an accrual basis. Equity instruments are recorded at the proceeds received.

Certain non-financial assets and liabilities are measured at fair value on a non-recurring basis, including property, plant, and equipment, goodwill, and intangibles assets. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. A general description of the valuation methodologies used for assets and liabilities measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy, is included in each footnote with fair value measurement present.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Risk Management.    The Company’s credit risk is primarily attributable to its trade receivables. The amounts presented in the accompanying consolidated balance sheets are net of allowances for doubtful accounts, estimated by the Company’s management based on prior experience and the current economic environment. The Company has no significant concentration of credit risk, with exposure spread over a large number of clients.

The credit risk on liquid funds and derivative financial instruments is limited because the counter parties are banks with high credit ratings assigned by international credit rating agencies.

In order to manage its exposure to foreign exchange risks, the Company enters into forward exchange contracts. At the end of each accounting period, the forward exchange contracts are marked to fair value and the resulting gains and losses are recorded in the consolidated statements of operations as part of purchased transportation costs.

Contingencies.    The Company is subject to a range of claims, lawsuits and administrative proceedings that arise in the ordinary course of business. The Company accrues a liability and charges operations for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated, in accordance with the recognition criteria of ASC 450, Contingencies (ASC 450). Estimating liabilities and costs associated with these matters requires significant judgment and assessment based upon the professional knowledge and experience of management and its legal counsel.

Where the Company is self-insured in relation to freight-related and employee benefit-related exposures, adequate liabilities are estimated and recorded, in accordance with ASC 450, for the portion for which the Company is self-insured. Where the Company has transferred risk through an insurance policy yet retains the primary obligation with respect to such claims, the Company records a liability for full amount of unpaid claims, and records an asset for the full amount of insurance recovery. The Company expenses litigation costs as incurred. The ultimate resolution of any exposure to the Company may change as further facts and circumstances become known.

Reclassifications.    Certain amounts in previous years’ consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications include the combination of certain immaterial line items on the Company’s Consolidated Statements of Cash Flows and the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements.

Adoption of New Accounting Standards.    The Company did not adopt any new accounting standards during fiscal 2013.

Standards Issued But Not Yet Effective. In February 2013, the FASB issued Accounting Standards Update (ASU) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This update requires additional disclosures about the amounts reclassified out of other comprehensive income, including the effect on net income. The accounting guidance in ASU 2013-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012 and provides for prospective application. The Company will be required to make additional disclosures about the effect that reclassification adjustments have on net income, which may include cross-referencing to other disclosures currently required by U.S. GAAP.

Proposed Amendments to Current Accounting Standards.    Updates to existing accounting standards and exposure drafts, such as exposure drafts related to revenue recognition, lease accounting, loss contingencies and fair value measurements, that have been issued or proposed by FASB or other standards setting bodies that do not require adoption until a future date, are being evaluated by the Company to determine whether adoption will have a material impact on the Company’s consolidated financial statements.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

2.    Acquisitions

All acquired businesses are primarily engaged in providing logistics management, including international air and ocean freight forwarding, customs brokerage, contract logistics services and transportation management services. The results of acquired businesses have been included in the Company’s consolidated financial statements from the effective dates of acquisition.

The Company did not complete any material acquisitions during the fiscal years ended January 31, 2013, 2012 and 2011, with the following exceptions:

Effective October 31, 2011, the Company acquired the remaining outstanding shares of UTi Israel, of which the Company already held a controlling financial interest from previous activities in Israel. The Company has been consolidating the financial results of UTi Israel from the time the controlling financial interest was obtained. The purchase price for the previously unheld shares totaled $12,028. An amount of $8,621 representing the difference between the consideration paid and the non-controlling interest adjusted has been recognized in shareholders’ equity attributable to the Company as the change in ownership interest did not affect the Company’s controlling financial interest in UTi Israel.

3.    Income Taxes

The Company is incorporated in the British Virgin Islands. The British Virgin Islands do not impose corporate income taxes. The Company’s operations are conducted throughout various subsidiaries in a number of countries throughout the world, including the United States. Consequently, income taxes have been provided based on the laws and rates in effect in the countries which operations are conducted or in which the Company’s subsidiaries are considered resident for corporate income tax purposes. Components of pre-tax loss/income are as follows are as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Pre-tax (loss)/income from continuing operations:
United States	$(89,838)	$821	$6,489
Non-United States	47,689	113,827	101,363

Total	$(42,149)	$114,648	$107,852

The provision for taxes on losses/income from continuing operations consists of the following:

	U.S. Federal	U.S. State	Foreign	Total
Fiscal year ended January 31, 2013
Current	$624	$89	$34,302	$35,015
Deferred	1,315	263	15,298	16,876

Total	$1,939	$352	$49,600	$51,891

Fiscal year ended January 31, 2012
Current	$592	$118	$52,658	$53,368
Deferred	(3,620)	(724)	(13,374)	(17,718)

Total	$(3,028)	$(606)	$39,284	$35,650

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

	U.S. Federal	U.S. State	Foreign	Total
Fiscal year ended January 31, 2011
Current	$3,286	$657	$38,696	$42,639
Deferred	834	167	(10,411)	(9,410)

Total	$4,120	$824	$28,285	$33,229

A reconciliation of the Company’s statutory tax rate to the effective tax rate were as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Pre-tax (loss)/income from continuing operations	$(42,149)	$114,648	$107,852
Statutory income tax rate for the Company(1)	—	—	—
Foreign income tax differential	(22,417)	29,130	26,201
Goodwill and intangible assets impairment	34,379	852	672
Deferred tax rate change adjustment	24	525	(36)
Non-deductible expenses	3,691	3,366	2,325
Deferred tax assets related to amalgamations	(8,857)	(18,898)	—
Change in valuation allowance	45,925	18,776	7,412
Net impact of change in uncertain tax positions	860	2,340	(1,724)
Other	(1,714)	(441)	(1,621)

Provision for income taxes	$51,891	$35,650	$33,229

	Fiscal years ended January 31,
	2013	2012	2011
Statutory income tax rate for the Company(1)	—%	—%	—%
Increase/(decrease) in rate resulting from:
Foreign income tax differential	53.2	25.4	24.3
Goodwill and intangible assets impairment	(81.6)	0.7	0.6
Deferred tax rate change adjustment	(0.1)	0.5	—
Non-deductible expenses	(8.8)	2.9	2.2
Deferred tax assets related to amalgamations	21.0	(16.5)	—
Change in valuation allowance	(109.0)	16.4	6.9
Net impact of change in uncertain tax positions	(2.0)	2.0	(1.6)
Other	4.1	(0.3)	(1.6)

Effective income tax rate	(123.2)%	31.1%	30.8%

(1)	The statutory income tax rate in the British Virgin Islands, where the Company is incorporated, is nil.

As the result of the deterioration of earnings and loss of clients, the Company updated its assessment of the realizability of deferred tax assets. Management considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized for certain subsidiaries in United States, Spain and Israel. Based upon the level of historical taxable income and projections for future taxable income over the periods in

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

which the deferred tax assets are deductible, management does not believe that it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances, at January 31, 2013. As a result, the Company recorded additional tax expense of $25,797 during the fourth quarter of fiscal 2013 related to valuation allowances for the above-mentioned jurisdictions.

In connection with the impairment of goodwill and other intangible assets as discussed in Note 7, the Company reviewed the deferred tax benefits associated with these assets. The impairments resulted in the Company recording a tax benefit of $3,177 for the year ended January 31, 2013.

During fiscal 2012, the Company completed an amalgamation of its subsidiaries in Spain which provided for the deductibility of goodwill associated with the 2002 purchase of the entities by the Company. The Company recorded a deferred tax asset of approximately $18,898 associated with such goodwill. A valuation allowance of approximately $10,065 was established against this deferred tax asset to recognize the amount that was more likely than not recoverable. Additionally, during fiscal year 2013, the Company recorded additional deferred tax assets of $8,857 associated with the finalization of the Spain amalgamation. Valuation allowance has been established against such assets.

During the second quarter of fiscal 2012, the Company established tax benefits of $6,200 related to the amalgamation of entities in certain jurisdictions and $2,700 related to the anticipated refund for prior year taxes. The Company also recorded as a discrete event during the second quarter of fiscal 2012 additional tax expense of $8,408 related to valuation allowances for previously recognized deferred tax assets in various jurisdictions.

Deferred tax benefit recognized in income tax expense resulting from operating loss carryforwards was $3,972 and $1,866 for the fiscal years ended January 31, 2013 and 2011, respectively, as compared to tax expense of $131 for the fiscal year ended January 31, 2012. Deferred tax expense of approximately $24 and $525 and deferred tax benefit of approximately $36 were attributable to statutory rate change adjustments for the fiscal years ended January 31, 2013, 2012 and 2011, respectively.

The deferred income tax assets and deferred income tax liabilities at January 31, 2013 and 2012 resulted from temporary differences associated with the following:

	January 31,
	2013	2012
Gross deferred income tax assets:
Allowance for doubtful accounts	$2,859	$2,994
Provisions not currently deductible	19,287	24,103
Property, plant and equipment	2,064	1,768
Net operating loss carryforwards	57,884	50,120
Retirement benefits	4,222	3,577
Goodwill and intangible assets	37,338	21,997
Other	11,179	2,596

Total gross deferred income taxes assets	134,833	107,155
Gross deferred income tax liabilities:
Property, plant and equipment	(7,961)	(7,464)
Goodwill and intangible assets	(21,693)	(24,185)
Other	(2,775)	(2,123)

Total gross deferred income tax liabilities	(32,429)	(33,772)
Valuation allowance	(89,436)	(43,511)

Net deferred income tax asset	$12,968	$29,872

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The deferred income tax assets and deferred income tax liabilities recognized in the consolidated balance sheets were as follows:

	January 31,
	2013	2012
Current deferred tax asset	$19,595	$20,372
Non-current deferred tax asset	25,802	43,272
Current deferred tax liability	2,775	1,927
Non-current deferred tax liability	29,654	31,845

The valuation allowance for deferred tax assets as of January 31, 2013 and 2012 was $89,436 and $43,511, respectively. The net change in the total valuation allowance was an increase of $45,925 and $18,776 for the fiscal years ended January 31, 2013 and 2012, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers all available evidence including the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances, at January 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of January 31, 2013, the Company had approximately $15,302 of net operating loss carryforwards in various countries, which includes amounts obtained through acquisitions. These net operating loss carryforwards expire at various dates with certain locations having indefinite time periods in which to use their net operating loss carryforwards. Approximately $10,179 of net operating loss carryforwards in various locations do not expire. The remaining $5,123 of net operating losses, associated with a variety of locations, will expire between 2014 and 2024.

No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $193,828 and $217,454 at January 31, 2013 and 2012, respectively.

4.    Uncertain Tax Positions

A reconciliation of the beginning and ending amounts of total unrecognized tax positions (excluding interest) included in other non-current liabilities were as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Balance at beginning of year	$7,769	$5,508	$8,234
Increase for tax positions taken during the current year	2,000	1,169	533
Increase for tax positions taken in a prior period	652	3,000	—
Lapses and settlements	(1,792)	(1,931)	(3,339)
Foreign currency translation	(40)	23	80

Balance at the end of the year	$8,589	$7,769	$5,508

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The Company recognizes interest and penalties related to uncertain tax positions as interest and other expense, respectively. For the fiscal years ended January 31, 2013, 2012 and 2011, the Company accrued $813, $637 and $842 of interest, respectively. The total amount of unrecognized tax benefits that would favorably affect the Company’s effective tax rate if recognized was $8,296 and $7,096 as of January 31, 2013 and 2012, respectively. The total amount of interest accrued associated with the unrecognized tax benefits was $1,895 and $1,647 as of January 31, 2013 and 2012, respectively. Tax years 2008 through 2012 generally remain open to examination by major taxing jurisdictions in which we operate. In addition, previously filed tax returns are under review in various other countries in which we operate. During fiscal 2013, the Company reached a settlement with a state tax authority and as a result reduced its liabilities for uncertain tax positions by $329. Also during fiscal 2013, the Company reduced its liabilities for uncertain tax positions by $1,463 due to the expiration of the statute of limitations, of which $357 was reduced in the fourth quarter of fiscal 2013. However, as a result of the expiration of the statute of limitations in various jurisdictions, it is reasonably possible that the total amounts of unrecognized tax benefits as of January 31, 2013 will decrease by up to $2,552 during the next twelve months. This reduction would have a favorable impact on the Company’s provision for income taxes.

5.    Earnings per Share

Earnings per share are calculated were as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Amounts attributable to UTi Worldwide Inc. common shareholders:
Net (loss)/income	$(100,506)	$72,533	$69,903

Weighted average number of ordinary shares	103,544,171	102,586,527	100,577,194
Incremental shares required for diluted earnings per share related to stock options/restricted share units	—	859,854	1,644,843

Diluted weighted average number of ordinary shares	103,544,171	103,446,381	102,222,037

Basic (loss)/earnings per common share attributable to UTi Worldwide Inc. common shareholders	$(0.97)	$0.71	$0.70

Diluted (loss)/earnings per common share attributable to UTi Worldwide Inc. common shareholders	$(0.97)	$0.70	$0.68

Weighted-average diluted shares excluded from computation	—	2,969,560	2,696,745

Weighted-average diluted shares outstanding exclude shares representing stock awards that have exercise prices in excess of the average market price of the Company’s common stock during the year or do not result in incremental shares when applying the treasury stock method under ASC 260, Earnings Per Share.

For the fiscal year ended January 31, 2013, no incremental common shares are included in the computation of diluted (loss)/earnings per common share, as the Company has a net loss.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

6.    Property, Plant and Equipment

Property, plant and equipment at cost and accumulated depreciation were:

	January 31,
	2013	2012
Land	$15,368	$15,875
Buildings and leasehold improvements	107,908	108,930
Computer equipment and software	165,499	151,712
Furniture, fixtures and equipment	122,383	93,584
Vehicles	52,107	50,438

Property, plant and equipment, gross	463,265	420,539
Accumulated depreciation	(220,367)	(204,240)

Property, plant and equipment, net	$242,898	$216,299

The components of property, plant and equipment at cost and accumulated depreciation recorded under capital leases were:

	January 31,
	2013	2012
Land	$7,823	$—
Buildings and leasehold improvements	31,867	4,143
Computer equipment and software	21,909	20,624
Furniture, fixtures and equipment	47,391	25,348
Vehicles	17,852	18,391

Property, plant and equipment, gross	126,842	68,506
Accumulated depreciation	(35,928)	(35,130)

Property, plant and equipment, net	$90,914	$33,376

7.    Goodwill and Other Intangible Assets

Goodwill.    The changes in the carrying amount of goodwill by reporting segment for the fiscal years ended January 31, 2013 and 2012 were as follows:

	Freight Forwarding	Contract Logistics and Distribution	Total
Balance at January 31, 2011	$174,287	$249,687	$423,974
Foreign currency translation adjustment	(555)	(8,197)	(8,752)

Balance at January 31, 2012	173,732	241,490	415,222
Acquisitions and related payments	390	—	390
Goodwill impairment		(93,008)	(93,008)
Foreign currency translation adjustment	(1,475)	(6,860)	(8,335)

Balance at January 31, 2013	$172,647	$141,622	$314,269

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

In accordance with ASC 350, Intangibles — Goodwill and Other, impairment testing for goodwill is performed at least annually at the end of the second quarter of each fiscal year. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Based on the annual goodwill impairment test performed as of July 31, 2012, the Company determined that the fair values of its reporting units exceeded its carrying values and no impairment was recognized at that time.

During the fourth quarter ended January 31, 2013, the Company concluded there were indicators of potential goodwill impairment, including continued economic weakness in certain regions in which the Company operates. As a result of identifying indicators of impairment, the Company updated its goodwill impairment test for all of its reporting units as of January 31, 2013. Based on the results of the updated goodwill impairment test, the Company determined that the carrying values of three of its reporting units including goodwill exceeded the fair values of these reporting units and recorded a non-cash, goodwill impairment charge of $93,008, before a related deferred tax benefit of $2,717, as of January 31, 2013 in relation to the Company’s Contract Logistics and Distribution segment. The Company’s accumulated goodwill impairment charge since its adoption of ASC 350 was $193,502 and $100,494 at January 31, 2013 and 2012, respectively, all of which is included in the Company’s Contract Logistics and Distribution segment.

In the evaluation of goodwill impairment, the Company uses a DCF model which involves calculating the fair value of a reporting unit based on the present value of the estimated future cash flows. Cash flow projections were based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions and the uncertainty related to the business’s ability to execute on the projected cash flows. The discount rate used was based on the weighted-average cost of capital adjusted for relevant risk associated with the market participant expectations of characteristics of the individual reporting units. The inputs used to fair value the reporting units include projected revenue growth rates, profitability and the market participation assumptions within the discount rate, which were largely unobservable, and accordingly, are classified as Level 3.

Other Intangible Assets.    Amortizable intangible assets at January 31, 2013 and 2012 relate primarily to software applications internally-developed by the Company for internal use and the estimated fair values of client relationships acquired with respect to certain acquisitions. The carrying values of amortizable intangible assets at January 31, 2013 and 2012 were as follows:

	Gross carrying value	Accumulated amortization	Net carrying value	Weighted average life (years)
Balance at January 31, 2013
Internally-developed software	$118,259	$(6,775)	$111,484	6.7
Client relationships	84,132	(53,431)	30,701	8.8
Non-compete agreements	285	(111)	174	4.5
Other	4,007	(3,916)	91	3.7

Total	$206,683	$(64,233)	$142,450

Balance at January 31, 2012
Internally-developed software	$80,437	$(4,303)	$76,134	4.8
Client relationships	86,544	(45,328)	41,216	9.1
Non-compete agreements	882	(825)	57	4.7
Other	4,887	(4,192)	695	3.7

Total	$172,750	$(54,648)	$118,102

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Amortization expense totaled $12,262, $15,761 and $14,718 for the fiscal years ended January 31, 2013, 2012 and 2011, respectively. The following table shows the expected amortization expense for these intangible assets for each of the next five fiscal years ended January 31:

2014	$19,489
2015	24,001
2016	22,850
2017	20,710
2018 and after	55,400

In addition to the amortizable intangible assets, the Company also had $916 and $913 of intangible assets not subject to amortization at January 31, 2013 and 2012, respectively, related primarily to acquired trade names. The Company’s accumulated impairment charge related to indefinite-life intangible assets was $3,709 at January 31, 2013 and 2012, all of which are included in the Company’s Contract Logistics and Distribution Segment.

Prior to determining the goodwill impairment charge, the Company evaluated purchased intangible assets subject to amortization and other long-lived assets as required by ASC 350. Due to the deterioration of earnings and loss of certain clients, earnings forecasts were revised, and the Company determined that they carrying value of certain client relationships within the Company’s Contract Logistics and Distribution segment were impaired. The Company recorded a non-cash impairment charge of $1,643 for its client relationships as of January 31, 2013. This charge was before a related deferred tax benefit of $460.

During the fourth quarter ended January 31, 2012, the Company performed an evaluation of the recoverability of its long-lived assets, including intangible assets subject to amortization, and recorded a non-cash impairment charge of $5,178 for a client relationship in the Company’s Contract Logistics and Distribution segment. This charge was before a related deferred tax benefit of $1,791. The intangible asset impairment relates to substantially all of the unamortized valuation of a client relationship from an acquisition in fiscal 2004. The intangible asset became impaired because the Company learned of the non-renewal of a client contract beginning in July 2012 where the Company was not prepared to lower its returns to retain the business.

The total costs of the Company’s acquisitions are allocated to assets acquired, including client relationships, based upon their estimated fair values at the date of acquisition. Renewal assumptions, which are included in the factors considered when determining fair value, are amended from time to time during the Company’s evaluation of the recoverability of its long-lived assets and intangible assets subject to amortization, including client relationships. The carrying amount of the client relationships was reduced to fair value, as determined using an undiscounted cash flow analysis, which utilizes a number of significant assumptions and management estimates that use unobservable inputs, and therefore, are classified as Level 3.

8.    Severance and other

Severance and other.    Charges incurred for employee severance and other costs primarily relate to the Company’s ongoing business transformation initiatives, which include redefining business processes, developing the Company’s next generation freight forwarding operating system and rationalizing business segments to a consistent organizational structure on a worldwide basis. Although the Company has not adopted a formal plan of restructuring or termination pursuant to ASC 420, Exit or Disposal Cost Obligations (ASC 420) or ASC 715, Compensation — Retirement Benefits (ASC 715), the Company expects to incur severance costs related to these transformation activities through the fiscal year ending January 31, 2015. There were no such charges during the fiscal year ended January 31, 2011.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table shows a summary of severance and other charges:

	Fiscal years ended January 31,
	2013	2012
Employee severance costs	$12,826	$9,645
Facility exit costs	—	2,381
Legal settlements	5,213	3,106

Total	$18,039	$15,132

Facility exit costs.    Amounts charged for other exit costs for the fiscal year ended January 31, 2012 were $2,381. These charges were incurred in connection with the closure of certain underutilized contract logistics facilities in Europe.

Legal settlements.    During the fiscal year ended January 31, 2013, the Company recorded a charge for $5,213 related to an adverse legal judgment rendered in October 2012, which related to a January 2006 warehouse fire in the Company’s operations in Sydney, Australia.

The Company was involved in a dispute with the South African Revenue Service with respect to the Company’s use of “owner drivers” for the collection and delivery of cargo in South Africa. The South African Revenue Service previously claimed that the Company was liable for employee taxes in respect of these owner drivers. Although a settlement had not been reached as of January 31, 2012, during the fourth quarter ended January 31, 2012, the Company recorded a charge for $3,106 representing an estimated settlement value for all years under review. The aggregate amount claimed by the South African Revenue Service for all years under review was approximately $9,202 based on exchange rates as of January 31, 2012. The Company settled the matter during the fiscal year ended January 31, 2013, for an amount approximating the accrual.

Certain information regarding employee severance and other costs by segment is summarized were as follows:

	Fiscal years ended January 31,
	2013	2012
Freight Forwarding	$6,029	$5,555
Contract Logistics and Distribution	9,680	5,653
Corporate	2,330	3,924

Total	$18,039	$15,132

9.    Trade Payables and Other Accrued Liabilities

Trade payables and other accrued liabilities were comprised of the following:

	January 31,
	2013	2012
Trade payables	$592,529	$649,939
Interest payable	1,956	7,399
Staff cost related accruals	69,533	92,586
Contingent consideration	700	—
Other payables and accruals	121,726	109,162

Total trade payables and other accrued liabilities	$786,444	$859,086

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

10.    Borrowings

Borrowings were comprised of the following:

	January 31,
	2013	2012
Bank lines of credit	$79,213	$76,240
Short-term borrowings	1,129	1,019
Current portion of long-term borrowings	5,663	21,775
Long-term borrowings, excluding current portion	204,434	231,204

Total borrowings	$290,439	$330,238

The amounts due under long-term borrowings as of January 31, 2013 are repayable in the following fiscal years:

2014	$5,663
2015	2,559
2016	1,561
2017	314
2018 and after	200,000

Total	$210,097

Borrowings are denominated primarily in U.S. dollars. Weighted interest rates are calculated based upon balances at fiscal year-end. Weighted interest rates and average borrowings for bank lines of credit and short-term borrowings are as follows:

	January 31,
	2013	2012
Weighted interest rates on the Company’s outstanding debt based upon borrowings outstanding as of the period ending approximated	3.2%	2.2%
Weighted interest rate on the bank lines of credit based upon borrowings outstanding	3.0%	1.4%
Average bank lines of credit over the respective fiscal years	$149,888	$221,300
Weighted average interest rate on short-term borrowings approximated	1.1%	1.0%
Average short-term borrowings over the respective fiscal years	$1,122	$4,727

Bank Lines of Credit.    The Company utilizes a number of financial institutions to provide it with borrowings and letters of credit, guarantee and working capital facilities. Certain of these credit facilities are used for working capital, for issuing letters of credit to support the working capital and operational needs of various subsidiaries, to support various customs bonds and guarantees, and for general corporate purposes. In other cases, customs bonds and guarantees are issued directly by various financial institutions. In some cases, the use of a particular credit facility is restricted to the country in which it originates. These particular credit facilities may restrict distributions by the subsidiary operating in such country.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table presents information about the facility limits, aggregate amount of borrowings outstanding, as well as availability for borrowings under various bank lines, letter of credit and other credit facilities as of January 31, 2013:

	2011 Royal Bank of Scotland N.V. (RBS) Facility(1)	2011 Nedbank Facility(2)	2011 Bank of the West Facility(3)	Germany Credit Facility(5)	2009 Nedbank South African Facilities(4)	Other Facilities(6)	Total
Maturity date	June 24, 2013	June 24, 2016	June 24, 2014	January 31, 2014	July 9, 2016	Various
Credit facility limit	$50,000	$75,000	$50,000	$51,351	$58,056	$208,371	$492,778

Facility usage for cash withdrawals(7)	—	79	—	102	2,054	76,978	79,213
Letters of credit and guarantees outstanding	31,894	2,924	—	847	25,677	95,549	156,891

Total facility/usage	$31,894	$3,003	$—	$949	$27,731	$172,527	$236,104

Available, unused capacity	$18,106	$71,997	$50,000	$50,402	$30,325	$35,844	$256,674
Available for cash withdrawals	$—	$34,921	$50,000	$50,402	$31,121	$31,866	$198,310

(1)	Fees under this facility are generally based on the amount of outstanding letters of credit, with additional interest and fees due in the event a drawing is honored under an outstanding letter of credit.

(2)	The 2011 Nedbank Facility matures on June 24, 2016 for letter of credit items and no sooner than June 24, 2014 for cash draw items. This facility provides for a $40,000 committed standby letter of credit facility and a $35,000 cash draw facility. This facility bears interest at 2% above the daily London Interbank Offered Rate (LIBOR) rate.

(3)	The 2011 Bank of the West Facility provides for up to $50,000 availability for both cash withdrawals and letters of credit, with a sublimit for certain letters of credit of $30,000. This facility bears interest at the Company’s choice of either (a) the one-month LIBOR rate plus 1.5% or (b) the highest of (i) the bank’s prime rate, (ii) 0.5% above the federal funds rate, or (iii) 1% above the one-month LIBOR rate.

(4)	The amounts in the table above reflect the Company’s South African rand (ZAR) 525,000 revolving credit facility, which is comprised of a ZAR 300,000 working capital facility and a ZAR 225,000 letters of credit, guarantees and forward exchange contract facility. Excluded from the table are amounts outstanding under the ZAR 250,000 revolving asset-based finance facility, which is a part of this facilities agreement, and which are included under capital lease obligations on the Company’s consolidated balance sheet.

(5)	On January 25, 2013, UTi Deutschland GmbH, a subsidiary of UTi Worldwide Inc., entered into an Agreement Relating to Credit Facility with Commerzbank Aktiengesellschaft (German Credit Facility). The German Credit Facility bears interest at the Euro OverNight Index Average rate plus 1.7% and provides for both cash draws and guarantees.

(6)	Includes cash pooling arrangements utilized by a number of the Company’s subsidiaries. The largest of these other additional facilities is the credit facility of the Company’s subsidiary in Japan.

(7)	Amounts in this row reflect cash withdrawals supporting outstanding cash borrowings by the Company’s subsidiaries.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The 2011 Nedbank Facility, 2011 RBS Facility, the 2011 Bank of the West Facility and the German Credit Facility are referred to, collectively, as the Global Credit Facilities. The Company’s obligations under the Global Credit Facilities are guaranteed by certain of its subsidiaries (Subsidiary Guarantors).

2009 South African Facilities Agreement.    On July 9, 2009, certain of the Company’s subsidiaries operating in South Africa entered into a South African credit facility pursuant to an agreement (as amended, the South African Facilities Agreement) with Nedbank Limited, acting through its Corporate Banking Division, which agreement was amended by a First Addendum to Facilities Agreement dated April 4, 2012. The obligations of the Company’s subsidiaries under the South African Facilities Agreement are guaranteed by selected subsidiaries registered in South Africa. In addition, certain of the Company’s operating assets in South Africa, and the rights and interests of the South African branch of one of the Company’s subsidiaries in various intercompany loans made to a South African subsidiary and to a South African partnership, are pledged as collateral under the South African Facilities Agreement.

The South African Facilities Agreement provides the Company with the option to request that the lenders increase their commitments under the revolving credit facility and the revolving asset-based finance facility in an aggregate amount up to ZAR 225,000 subject to the approval of such lenders and the satisfaction of certain conditions precedent.

Other Additional Facilities.    In addition to the credit, letters of credit and guarantee facilities provided under the Global Credit Facilities and the South African Facilities Agreement the Company and its subsidiaries utilize a number of financial institutions to provide it and its subsidiaries with additional credit, letters of credit and guarantee facilities. In some cases the use of these particular letters of credits, guarantee and credit facilities may be restricted to the country in which they originated and may restrict distributions by the subsidiary operating in the country. In connection with these other additional facilities, in October 2012 the Company’s subsidiary in Japan entered into a Japanese Yen (JPY) 4,000,000 borrowing arrangement with Sumitomo Mitsui Banking Corporation (the Japan Credit Facility). At January 31, 2013, the Company had $43,935 of indebtedness outstanding under the Japan Credit Facility, which amount is included in the column “Other Facilities” in the table above. The Japan Credit Facility bears interest at the three-month Tokyo Interbank Offered Rate plus 1.2% and has a maturity date of October 19, 2013. The Company’s subsidiary may at any time prepay all or part of the outstanding borrowings under the Japan Credit Facility, subject to terms of the agreement.

Short-term Borrowings.    The Company also has a number of short-term borrowings issued by various parties, not covered under the facilities listed above. The total of such bank borrowings at January 31, 2013 and 2012 was $1,129 and $1,019, respectively.

Long-term Borrowings.    The following table presents information about the aggregate amount of the Company’s indebtedness pursuant to its outstanding senior unsecured guaranteed notes as of January 31, 2013:

	2013 Series A Notes	2013 Series B Notes	Other Facilities	Total
Maturity date	February 1, 2022	February 1, 2020
Original principle	$150,000	$50,000
Interest rate per annum	4.10%	3.50%	5.17%
Balance at January 31, 2013:
Current portion of long-term borrowings	—	—	5,663	5,663
Long-term borrowings, excluding current portion	150,000	50,000	4,434	204,434

Total	$150,000	$50,000	$10,097	$210,097

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

On January 25, 2013, the Company issued $200,000 (principal amount) of senior unsecured guaranteed notes (collectively, the 2013 Notes) pursuant to a note purchase agreement (2013 Note Purchase Agreement) entered into among the Company, certain of its subsidiaries as guarantors (Subsidiary Guarantors) and The Prudential Insurance Company of America (Prudential), and a limited number of entities affiliated with, or managed by, Prudential. In exchange for the 2013 Series B Notes, the purchasers thereof returned to us and extinguished, the Company’s $50,000 in immediately available funds. Approximately $40,200 of the net proceeds from the 2013 Series B Notes was used to prepay on January 29, 2013 the Company’s previously outstanding 8.06% Senior Unsecured Guaranteed Notes due August 9, 2014 originally issued by the Company on July 9, 2009.

The 2013 Series A Notes bear interest, payable semi-annually, on the first day of February and August of each year, commencing February 1, 2013, until the principal of the 2013 Series A Notes shall have become due and payable. Pursuant to the 2013 Series A Notes, principal payments of $20,000 each are due on February 1, 2018, August 1, 2018, August 1, 2020, February 1, 2021, August 1, 2021 and February 1, 2022 and of $10,000 each on February 1, 2019, August 1, 2019 and February 1, 2020. The 2013 Series A Notes have a maturity date of February 1, 2022, on which date the principal which has not been prepaid is due and payable. The 2013 Series B Notes bear interest, payable semi-annually, on the first day of February and August of each year, commencing February 1, 2013, until the principal thereof shall have become due and payable. Pursuant to the 2013 Series B Notes, principal payments of $10,000 each are due on the first day of February and August of each year, commencing February 1, 2018 and continuing through February 1, 2020. The 2013 Series B Notes have a maturity date of February 1, 2020, on which date the principal which has not been prepaid is due and payable. The Company may at any time prepay all or a part of the principal amount of the 2013 Notes subject to a make-whole payment and other terms. If a “Change of Control” (as defined in the 2013 Note Purchase Agreement) occurs, the Company is required to offer to prepay the outstanding 2013 Notes at 100% of the principal amount of such 2013 Notes, together with interest thereon, to the date of prepayment.

The 2013 Note Purchase Agreement contains various covenants and events of defaults including, but not limited to, financial covenants, restrictions on certain types of activities and transactions, restrictions on dividends in certain circumstances, reporting covenants, affirmative and negative covenants and other provisions. In the case of certain events of default, the entire unpaid principal amount of, and all accrued but unpaid interest on, the 2013 Notes will automatically, or depending on the nature of the event of default, may at the election of the holder(s) thereof, become immediately due and payable. The payment and performance of all obligations of UTi under the 2013 Note Purchase Agreement are guaranteed by the Subsidiary Guarantors.

The Global Credit Facilities, the South African Facilities Agreement, the 2013 Note Purchase Agreement and the Company’s other credit, letters of credit and guarantee facilities require the Company and, in certain cases some of the Company’s subsidiaries, to comply with financial and other affirmative and negative covenants. Some of the covenants include maintaining a minimum debt service ratio, specified net worth, a specified leverage ratio and minimum interest charge coverage requirements, among others. In addition, if a “change in control” (as defined in the various agreements and facilities) should occur, then the outstanding indebtedness thereunder may become due and payable. These agreements and facilities also contain limitations on the payment by the Company and/or by various subsidiaries of the Company dividends and distributions. Furthermore, the Global Credit Facilities, the South African Facilities Agreement, the 2013 Note Purchase Agreement and certain of the Company’s other credit facilities contain cross-default provisions with respect to other indebtedness, giving the lenders under such credit facilities and the note holders under the 2013 Note Purchase Agreement the right to declare a default if the Company or its subsidiaries default under other indebtedness in certain circumstances. Should the Company fail to comply with these covenants, the Company would be required to seek to amend the covenant or to seek a waiver of such non-compliance. If the Company is unable to obtain any necessary amendments or waivers, all or a portion of the indebtedness and obligations under the various facilities the 2013 Note Purchase Agreement could become immediately due and payable and the various agreements and facilities could be terminated and the credit, letters of credit and guarantee facilities

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

provided thereunder would no longer be available to the Company and its subsidiaries. The Company concluded that it was in compliance with the covenants set forth in the 2013 Note Purchase Agreement, Global Credit Facilities, the South African Facilities Agreement and the other credit, letters of credit and guarantee facilities as of January 31, 2013.

11.    Supplemental Financial Information

Other Operating Expenses.    Other operating expenses are comprised of selling, general and administrative costs. The following table shows a summary of other operating expenses:

	Fiscal years ended January 31,
	2013	2012	2011
Advertising costs	$3,660	$2,541	$3,196
Facilities and communication	196,899	204,453	190,512
Vehicle expenses	55,250	53,943	50,539
Other operating expenses	290,647	291,581	277,787

Total other operating expenses	$546,456	$552,518	$522,034

Supplemental Cash Flow Information.    The following table shows the supplemental cash flow information and supplemental non-cash investing and financing activities:

	Fiscal years ended January 31,
	2013	2012	2011
Net cash paid for:
Interest*	$44,654	$35,648	$35,408
Income taxes	55,605	50,245	36,892
Withholding taxes	1,490	501	524
Non-cash activities:
Capital lease and other obligations to acquire assets	13,825	15,829	12,243
Liability incurred for contingent consideration obligations	700	—	300
Obligations incurred to acquire assets pursuant to the Pharma Property Development Agreements	30,927	37,351	—

*	Net cash paid for interest is inclusive of capitalized interest of $6,908, $4,156 and $1,935 for the fiscal years ended 2013, 2012 and 2011, respectively, and excludes cash paid for debt issuance costs.

For the fiscal year ended 2013, net cash paid for interest includes a make-whole interest payment of approximately $2,100, which was paid in conjunction with the issuance of the 2013 Notes in exchange for the Company’s previously outstanding 2011 and 2009 Notes.

UTi is a holding company which relies on dividends or advances from its subsidiaries to meet its financial obligations and to pay dividends on its ordinary shares. The ability of UTi’s subsidiaries to pay dividends to the Company and UTi’s ability to receive distributions is subject to applicable local laws and other restrictions including, but not limited to, applicable tax laws and limitations contained in some of the Company’s bank credit facilities and in the note purchase agreements for the Company’s outstanding senior notes. Such laws and restrictions could limit the payment of dividends and distributions to the Company which would restrict UTi’s ability to continue operations. In general, UTi’s subsidiaries cannot pay dividends in excess of their retained earnings and most countries require that the subsidiaries pay a distribution tax on all dividends paid. In addition, the amount of dividends that UTi’s subsidiaries could declare may be limited in certain countries by exchange

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

controls. Total net assets which may not be transferred to the Company in the form of loans, advances, or cash dividends by the Company’s subsidiaries without the consent of a third party were less than 10% of the Company’s consolidated total net assets as of the end of the most recent fiscal year.

12.    Retirement Benefit Plans

Defined Contribution Plans.    In certain countries, the Company sponsors defined contribution plans for all eligible employees. The assets of the plans are held separately from those of the Company. The Company is required to contribute a specified percentage of payroll costs to the plan to fund the benefits, as specified in the respective plan documents. The only obligation of the Company with respect to these plans is to make the required contributions. For the fiscal years ended January 31, 2013, 2012 and 2011, the Company’s contributions to these plans were $10,853, $6,672 and $10,699, respectively.

Defined Benefit Plans.    The Company sponsors defined benefit plans for eligible employees in certain countries. Under these plans, employees are generally entitled to retirement benefits based on years of service and the employee’s final average salary on attainment of qualifying retirement age. The Company uses a January 31 measurement date for its defined benefit plans.

The following table summarizes the changes in benefit obligations and fair value of plan assets, funded status and amounts recognized in the accompanying consolidated balance sheets primarily in other non-current liabilities:

	Fiscal years ended January 31,
	2013	2012
Change in benefit obligations:
Benefit obligations at beginning of year	$34,942	$35,190
Service cost	1,267	1,549
Interest cost	2,089	2,026
Plan participants’ contributions	363	337
Actuarial loss	9,118	54
Benefits paid	(1,474)	(2,696)
Curtailment/termination	(320)	(392)
Foreign currency translation	(897)	(1,126)

Benefit obligations at beginning of year	$45,088	$34,942

Change in plan assets:
Fair value of plan assets at beginning of year	$24,953	$25,129
Actual return on plan assets	6,156	1,325
Employer contributions	1,622	2,263
Plan participants’ contributions	363	337
Realized gain/(loss) on assets	455	(308)
Benefits paid	(1,396)	(2,618)
Curtailment/termination	(255)	(345)
Foreign currency translation	(899)	(830)

Fair value of plan assets at end of year	$30,999	$24,953

Funded status	$(14,089)	$(9,989)

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The accumulated benefit obligation for all defined benefit plans was $40,170 and $31,834 at January 31, 2013 and 2012, respectively. The following table represents information for defined benefit plans with an accumulated benefit obligation in excess of plan assets at January 31:

	2013	2012
Projected benefit obligation	$37,932	$27,921
Accumulated benefit obligation	34,179	25,596
Fair value of plan assets	22,980	15,676

Weighted-average assumptions used to determine benefit obligations were as follows at January 31:

	2013	2012
Discount rate	5%	6%
Rate of increase in future compensation levels	3%	3%

Amounts recognized in consolidated accumulated other comprehensive loss was as follows at January 31:

	2013	2012
Accumulated other comprehensive loss:
Unrecognized net actuarial loss	$6,903	$5,002
Unrecognized net transition obligation	32	14
Unrecognized prior service costs	94	103

Net amount recognized in accumulated other comprehensive loss	$7,029	$5,119

The remaining balance within consolidated accumulated other comprehensive loss of $85,319 and $50,864 at January 31, 2013 and 2012, respectively, are attributable to foreign currency translation adjustments. The changes in consolidated accumulated other comprehensive loss for defined benefit plans at the beginning and end of the year are as follows:

	Gross	Net of Tax Effect
Amounts recognized at February 1, 2012	$6,896	$5,119
Net actuarial loss	2,815	2,073
Amortization of net transition obligation	25	17
Amortization of prior service cost	(17)	(13)
Foreign currency translation	(314)	(167)

Amount recognized at the January 31, 2013	$9,405	$7,029

The Company estimates that $244 will be amortized from consolidated accumulated other comprehensive loss into net periodic benefit cost during the year ending January 31, 2014 resulting from changes in plan experience and actuarial assumptions.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The components of net periodic benefit cost were as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Service cost	$1,267	$1,549	$3,477
Interest cost	2,089	2,026	1,866
Expected return on assets	(1,281)	(1,406)	(1,265)
Amortization of net actuarial loss	951	142	215
Amortization of net transition obligation	4	2	2
Amortization of prior service cost	17	18	17

Net periodic benefit cost before curtailment/termination costs	3,047	2,331	4,312
Curtailment/termination costs	(72)	1	—

Net periodic benefit cost	$2,975	$2,332	$4,312

Weighted-average assumptions used to determine net periodic benefit cost at January 31:

	2013	2012	2011
Discount rate	6%	6%	7%
Rate of increase in future compensation levels	3%	3%	3%
Expected long-term rate of return on assets	6%	7%	7%

The expected long-term rate of return on assets assumption is based on an estimated weighted-average of the expected long-term returns of major asset categories. In determining the expected asset category returns, the Company takes into account long-term returns of comparable assets, historical performance of plan assets and related value-added active asset management, as well as the current interest rate environment.

The Company’s overall investment strategy is to ensure the future benefit payments to participants by maximizing investment returns while managing market risk by adhering to specific risk management policies. Its risk management policies permit investments in mutual funds, government securities and guaranteed insurance contracts, while prohibiting direct investments in debt and equity securities and derivative financial instruments. The Company addresses diversification by the use of mutual fund investments whose underlying investments are in domestic and international fixed income securities and domestic and international equity securities. The investments overall are readily marketable and can be sold to fund benefit payment obligations as they become payable. For participants that are covered by guaranteed insurance contracts, future benefit payments are guaranteed as long as the insurance contracts remain in force. Target allocation percentages differ by each individual plan, however, are relatively consistent with the actual allocation percentages shown in the table below.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table presents information about the Company’s plan assets measured at fair value on a recurring basis at January 31, 2013 and 2012 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value:

		Fair Value Measurement at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Asset allocation percentages
Balance at January 31, 2013
Assets categories:
Cash and cash equivalents	$3,937	$3,937	$—	$—	13%
Equity securities(a)	2,011	2,011	—	—	6
Fixed income securities:
Guaranteed insurance contracts(b)	12,799	—	—	12,799	41
Corporate bonds(c)	904	—	904	—	3
Government securities(d)	1,159	1,136	23	—	4
Mutual funds:
Equity securities(e)	4,725	—	4,725	—	15
Fixed income securities:
Money market fund	1,240	—	1,240	—	4
Corporate(f)	2,553	—	2,553	—	8
Government(g)	774	—	774	—	3
Mixed securities(h)	49	—	49	—	—
Hedge funds(i)	848	—	—	848	3

Total	$30,999	$7,084	$10,268	$13,647	100%

Balance at January 31, 2012
Assets categories:
Cash and cash equivalents	$3,547	$3,547	$—	$—	14%
Equity securities(a)	1,326	1,326	—	—	5
Fixed income securities:
Guaranteed insurance contracts(b)	6,493	—	6,493	—	26
Corporate bonds(c)	608	—	608	—	2
Government securities(d)	2,407	2,384	23	—	10
Mutual funds:
Equity securities(e)	4,782	—	4,782	—	19
Fixed income securities:
Money market fund	1,182	—	1,182	—	5
Corporate(f)	1,831	—	1,831	—	7
Government(g)	1,620	—	1,620	—	7
Mixed securities(h)	39	—	39	—	—
Hedge funds(i)	1,118	—	—	1,118	5

Total	$24,953	$7,257	$16,578	$1,118	100%

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

(a)	This category comprises of investments in domestic and international equity securities.

(b)	This category comprises of investments in guaranteed insurance contracts (GIC), whereby the interest rate, as well as the surrender value, is guaranteed.

(c)	This category comprises of investments in domestic and international bond securities.

(d)	This category comprises of investments in non-U.S. government treasury securities and bonds.

(e)	This category comprises of investments in mutual funds whose underlying investments are in domestic and international equity securities.

(f)	This category comprises of investments in mutual funds whose underlying investments are in domestic and international fixed income securities, such as corporate bonds.

(g)	This category comprises of investments in mutual funds whose underlying investments are in non-U.S. government treasury securities and bonds.

(h)	This category comprises of investments in mutual funds whose underlying investments are in both domestic and international equity and fixed income securities.

(i)	This category comprises of investments in mutual funds whose underlying investments are in South African hedge funds, which invests in a wide range of investment strategies and underlying managers.

For plan assets classified as Level 1, the fair value is determined by either the price of the most recent trade at the time of the market close or the official close price, as quoted by the exchange on which the security is most actively traded on the measurement date.

For plan assets classified as Level 2, the fair value is calculated using the net asset value (NAV) per unit, as determined by the market prices of the respective fund’s underlying investments, and can be redeemed at the NAV per unit (or its equivalent) at the measurement date.

For plan assets classified as Level 3, the fair value is based on significant unobservable inputs, including assumptions where there is little, if any, market activity for the investment. The fair value of the hedge funds are determined from valuations of the underlying investments provided by portfolio / fund managers on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and Company performance. Where available, audited financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation. The fair value of a GIC is determined as its contract value, using a guaranteed rate of return based on various factors, such as mortality and renewal assumptions, and will increase if the market performance exceeds that return.

The following table presents the changes in Level 3 category assets on a recurring basis for the fiscal years ended January 31, 2013 and 2012:

	Fair value measurements using significant unobservable inputs (Level 3)
	2013	2012
Balance at beginning of year	$1,118	$1,101
Actual return on plan assets	150	142
Purchases, sales and settlements	(280)	(35)
Transfers into Level 3	12,206
Foreign currency translation	453	(90)

Balance at end of year	$13,647	$1,118

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

For the year ended January 31, 2013, 2012 and 2011, the Company contributed $1,622, $2,263 and $2,981, respectively, to its defined benefit plans. The Company currently anticipates contributing $2,366 to fund its defined benefit plans during the year ending January 31, 2014.

The following table shows the estimated future benefit payments for each of the next five fiscal years ending January 31 and the five years thereafter:

2014	$1,319
2015	1,347
2016	1,562
2017	2,115
2018	2,476
2019-2023	12,400

13.    Shareholders’ Equity

During each of the fiscal years ended January 31, 2013, 2012 and 2011, the Company’s Board of Directors declared a dividend on the Company’s outstanding ordinary shares of $0.06 per share, totaling $6,223, $6,165 and $6,144, respectively.

14.    Share-Based Compensation

Share-Based Compensation Plans.    On June 8, 2009, the Company’s shareholders approved the 2009 Long Term Incentive Plan (2009 LTIP). The plan provides for the issuance of a variety of awards, including stock options, share appreciation rights (sometimes referred to as SARs), restricted shares, restricted share units (RSUs), deferred share units and performance awards. A total of 6,250,000 shares were originally reserved for issuance under the 2009 LTIP, subject to adjustments as provided for in the plan.

In addition to the 2009 LTIP, at January 31, 2012, the Company had stock based compensation awards outstanding under the following plans: the 2004 Long Term Incentive Plan (2004 LTIP), the 2000 Stock Option Plan, the 2000 Employee Share Purchase Plan, the 2004 Non-Employee Directors Share Incentive Plan (2004 Directors Incentive Plan) and the Non-Employee Directors Share Option Plan (Directors Option Plan).

Since the adoption of the 2009 LTIP, no additional awards may be made pursuant to the 2004 LTIP. In addition, the Company no longer grants awards under the 2000 Stock Option Plan and the Directors Option Plan. Vesting of these awards occurs over different periods, depending on the terms of the individual award.

2009 LTIP.    Options granted under the 2009 LTIP generally vest over a period of three to five years beginning on the first anniversary of the grant date, however the term of vesting may differ when it is established at the time of grant. Incentive options generally vest only as long as participants remain employees of the Company. The maximum contractual term of options granted in this plan is 10 years. RSUs vest and convert into ordinary shares of the Company generally over a period between three and five years, however the term of vesting may differ when it is established at the time of grant. Granted but unvested RSUs are generally forfeited upon termination of employment. Performance based awards generally vest and convert into ordinary shares of the Company at the end of the performance period should the performance criteria be met. At January 31, 2013 and 2012, there were 3,359,568 and 4,258,032 shares, respectively, available for grant under the plan.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following tables summarize option and RSU activity under the 2009 LTIP:

	2009 LTIP (Options)
	January 31, 2013
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable	Expected to vest
Shares subject to stock options	183,983	234,477	—	—	418,460	66,934	346,909
Weighted average exercise price	$19.73	$16.81	$—	$—	$18.09	$19.13	$17.90
Weighted average grant date fair value		$6.97
Weighted average remaining contractual term (years)					8.8	8.1	8.9
Aggregate intrinsic value					$18	$18	$—

	January 31, 2012
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	8,408	179,961	—	(4,386)	183,983	8,408
Weighted average exercise price	$12.58	$20.07	$—	$20.07	$19.73	$12.58
Weighted average grant date fair value		$8.77
Weighted average remaining contractual term (years)					9.2	8.4
Aggregate intrinsic value					$19	$19

	January 31, 2011
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	—	8,408	—	—	8,408	8,408
Weighted average exercise price	$—	$12.58	$—	$—	$12.58	$12.58
Weighted average grant date fair value		$5.86
Weighted average remaining contractual term (years)					9.4	9.4
Aggregate intrinsic value					$78	$78

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the exercise price and the Company’s closing stock price on the last trading day of fiscal 2013, multiplied by the number of in-the-money options) that would have been received by the option holders if the

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

options had been exercised on January 31, 2013. At January 31, 2013, there were 8,408 in-the-money options under the 2009 LTIP.

	2009 LTIP (RSUs)
	January 31, 2013
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding	Expected to vest
Restricted stock units	1,557,424	936,754	(373,131)	(141,466)	1,979,581	1,788,846
Weighted average grant date fair value	$18.44	$16.29	$17.89	$17.01	$17.34	$17.34
Weighted average remaining contractual term (years)					1.8	1.8
Aggregate intrinsic value					$29,219	$26,403

	January 31, 2012
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	1,016,552	827,162	(224,894)	(61,396)	1,557,424
Weighted average grant date fair value	$16.95	$19.87	$17.14	$17.78	$18.44
Weighted average remaining contractual term (years)					3.7
Aggregate intrinsic value					$23,190

	January 31, 2011
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	46,232	1,017,053	(25,667)	(21,066)	1,016,552
Weighted average grant date fair value	$13.05	$17.04	$13.21	$17.14	$16.95
Weighted average remaining contractual term (years)					4.1
Aggregate intrinsic value					$22,224

The aggregate intrinsic value in the table above represents the number of unvested RSUs multiplied by the Company’s closing stock price on the last trading day of fiscal 2013.

2004 Long-Term Incentive Plan. The Company’s 2004 LTIP provided for the issuance of a variety of awards, including incentive and non-qualified stock options, SARs, restricted shares, RSUs, deferred share units, and performance based awards. Options granted under the 2004 LTIP generally vest over a period of three to five years beginning on the first anniversary of the grant date. Incentive options generally vest only as long as participants remain employees of the Company. The maximum contractual term of options granted under this plan is 10 years. RSUs vest and convert into ordinary shares of the Company generally over a period between three and five years, however the term of vesting may differ when it is established at the time of grant. Granted but unvested RSUs are generally forfeited upon termination of employment. Performance based awards vest and convert into ordinary shares of the Company at the end of the performance period should the performance criteria be met.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following tables summarize option and RSU activity under the 2004 LTIP:

	2004 LTIP (Options)
	January 31, 2013
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable	Expected to vest
Shares subject to stock options	1,437,585	—	(15,000)	(116,584)	1,306,001	1,298,501	7,097
Weighted average exercise price	$20.32	$—	$16.64	$21.56	$20.24	$20.26	$16.64
Weighted average remaining contractual term (years)					2.8	2.8	1.5
Aggregate intrinsic value			$13		$18	$209	$—

	January 31, 2012
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	1,582,102	—	(53,550)	(90,967)	1,437,585	1,366,973
Weighted average exercise price	$20.51	$—	$16.32	$25.66	$20.32	$20.64
Weighted average remaining contractual term (years)					3.7	3.6
Aggregate intrinsic value			$266		$230	$153

	January 31, 2011
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	1,827,663	—	(87,488)	(158,073)	1,582,102	1,426,962
Weighted average exercise price	$20.32	$—	$15.62	$20.94	$20.51	$21.04
Weighted average remaining contractual term (years)					4.6	4.3
Aggregate intrinsic value			$98		$4,620	$3,568

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

At January 31, 2013, there were 166,836 in-the-money options under the 2004 LTIP.

	2004 LTIP (RSUs)
	January 31, 2013
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding	Expected to vest
Restricted stock units	868,048	—	(493,675)	(35,055)	339,318	327,699
Weighted average grant date fair value	$17.90	$—	$20.08	$16.65	$14.72	$14.72
Weighted average remaining contractual term (years)					0.6	0.6
Aggregate intrinsic value					$5,008	$4,837

	January 31, 2012
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	1,319,950	—	(366,638)	(85,264)	868,048
Weighted average grant date fair value	$18.05	$—	$18.36	$18.09	$17.90
Weighted average remaining contractual term (years)					1.6
Aggregate intrinsic value					$12,925

	January 31, 2011
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	1,794,895	—	(402,944)	(72,001)	1,319,950
Weighted average grant date fair value	$18.00	$—	$17.40	$17.21	$18.05
Weighted average remaining contractual term (years)					1.8
Aggregate intrinsic value					$28,907

2000 Stock Option Plan.    The 2000 Stock Option Plan provided for the issuance of incentive and non-qualified stock options to the Company’s directors, executives, employees and consultants. The maximum contractual term of options granted under the plan is 10 years from grant date.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table summarizes option activity under the 2000 Stock Option Plan:

	2000 Stock Option Plan
	January 31, 2013
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	438,150	—	(260,000)	—	178,150	178,150
Weighted average exercise price	$8.74	$—	$7.51	$—	$10.53	$10.53
Weighted average remaining contractual term (years)					0.4	0.4
Aggregate intrinsic value			$2,307		$753	$753

	January 31, 2012
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	570,775	—	(132,625)	—	438,150	438,150
Weighted average exercise price	$8.57	$—	$8.03	$—	$8.74	$8.74
Weighted average remaining contractual term (years)					1.0	1.0
Aggregate intrinsic value			$1,539		$2,696	$2,696

	January 31, 2011
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	1,113,564	—	(516,371)	(26,418)	570,775	570,775
Weighted average exercise price	$7.44	$—	$6.42	$4.95	$8.57	$8.57
Weighted average remaining contractual term (years)					1.9	1.9
Aggregate intrinsic value			$7,607		$7,607	$7,607

At January 31, 2013, there were 178,150 in-the-money options under the 2000 Stock Option Plan.

2004 Non-Employee Directors Share Incentive Plan.    The 2004 Directors Incentive Plan was approved by the shareholders on June 25, 2004, and provides for the issuance of restricted shares, RSUs, elective grants and deferred share units to the Company’s non-employee directors. A total of 600,000 shares were originally reserved for issuance under this plan, subject to adjustments as provided for in the plan. The 2004 Directors Incentive Plan terminates on June 25, 2014.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

RSUs vest and convert into the right to receive ordinary shares of the Company on the date immediately preceding the annual meeting which follows the award. Granted but unvested units are forfeited upon termination of office, subject to the directors’ rights to defer receipt of any restricted shares. At January 31, 2013 and 2012, there were 401,898 and 437,778 shares, respectively, available for grant under the plan.

The following table summarizes RSU activity under the 2004 Non-Employee Directors Share Incentive Plan:

	2004 Directors Incentive Plan
	January 31, 2013
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding	Expected to vest
Restricted stock units	31,318	35,880	(31,318)	—	35,880	35,880
Weighted average grant date fair value	$19.00	$15.05	$19.00	$—	$15.05	$15.05
Weighted average remaining contractual term (years)					0.4	0.4
Aggregate intrinsic value					$530	$530

	January 31, 2012
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	39,970	31,318	(39,970)	—	31,318
Weighted average grant date fair value	$14.01	$19.00	$14.01	$—	$19.00
Weighted average remaining contractual term (years)					0.4
Aggregate intrinsic value					$466

	January 31, 2011
	Beginning outstanding	Granted	Vested	Cancelled	Ending outstanding
Restricted stock units	30,457	39,970	(30,457)	—	39,970
Weighted average grant date fair value	$12.36	$14.01	$12.36	$—	$14.01
Weighted average remaining contractual term (years)					0.4
Aggregate intrinsic value					$914

Non-Employee Directors Share Option Plan.    The Directors Option Plan provided for the issuance of options to purchase ordinary shares to each of the Company’s non-employee directors. Under the Director Option Plan, non-executive directors received an initial grant to purchase 45,000 ordinary shares on the day they joined the Company’s Board. The plan also provided that each non-employee director receive options to purchase 9,000 ordinary shares on the date of each of the Company’s annual meetings, excluding the annual meeting in the year the director joined the Board. The option exercise price was equal to the fair market value of the underlying ordinary shares as of the grant date. Options granted under the Directors Option Plan vest in three annual increments, beginning one year from the grant date. The options expire ten years from the grant date unless terminated earlier as provided for in the plan.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table summarizes option activity under the Directors Option Plan:

	Directors Option Plan
	January 31, 2013
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	69,000	—	(15,000)	—	54,000	54,000
Weighted average exercise price	$11.04	$—	$8.80	$—	$11.66	$11.66
Weighted average remaining contractual term (years)					0.8	0.8
Aggregate intrinsic value			$81		$168	$168

	January 31, 2012
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	72,000	—	(3,000)	—	69,000	69,000
Weighted average exercise price	$10.80	$—	$5.31	$—	$11.04	$11.04
Weighted average remaining contractual term (years)					1.6	1.6
Aggregate intrinsic value			$41		$266	$266

	January 31, 2011
	Beginning outstanding	Granted	Exercised	Cancelled	Ending outstanding	Exercisable
Shares subject to stock options	81,000	—	(9,000)	—	72,000	72,000
Weighted average exercise price	$10.33	$—	$6.57	$—	$10.80	$10.80
Weighted average remaining contractual term (years)					2.5	2.5
Aggregate intrinsic value			$134		$720	$720

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

At January 31, 2013, there were 54,000 in-the-money options under the Directors Option Plan.

2000 Employee Share Purchase Plan. The 2000 Employee Share Purchase Plan provides the Company’s employees (including employees of selected subsidiaries where permitted under local law) the opportunity to purchase ordinary shares through accumulated payroll deductions. A total of 1,200,000 ordinary shares were originally reserved for issuance under this plan, subject to adjustments as provided for in the plan. During the year ended January 31, 2013 and 2012, the Company issued 18,399 and 25,852, ordinary shares under the plan, respectively.

Eligible employees become plan participants by completing subscription agreements authorizing payroll deductions which are used to purchase the ordinary shares. The plan is administered in quarterly offering periods. The purchase price under the plan was set at 100% of the fair market value of the Company’s ordinary shares on the last day of each offering period. Employee payroll deductions cannot exceed 10% of a participant’s current compensation and are subject to an annual maximum of $25.

As of January 31, 2013, there was approximately $27,412 of total unrecognized compensation cost related to all the unvested share-based compensation arrangements granted under all the Company’s share-based compensation plans. That cost is expected to be recognized over a weighted-average period of 2.6 years.

The Company recognizes compensation expense for all share-based payments in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

For equity classified awards, the Company recognizes compensation expense using the straight-line attribution method, net of estimated forfeiture rates, over the requisite service periods of the awards. The requisite service period is typically consistent with the vesting period.

Fair value associated with stock options is determined using the Black-Scholes Model (BSM). The fair value of restricted stock awards equals the market price of the Company’s common stock on the grant date of the awards. As ASC 718 requires that share-based compensation expense be based on awards that are ultimately expected to vest, share-based compensation expense has been reduced for estimated forfeitures. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. When estimating forfeitures, the Company considers voluntary termination behaviors as well as historical trends of awards forfeitures.

The determination of the fair value of option awards is based on the date of grant and is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free rate of return and expected dividends.

The impact of stock option compensation costs was determined under the BSM, using the following weighted average assumptions:

	Fiscal years ended January 31,
	2013	2012	2011
Risk free rate of return, annual	2%	2%	3%
Expected term	6.0 years	5.9 years	7.0 years
Expected volatility	42%	44%	43%
Dividend yield	0.3%	0.3%	0.5%

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The Company’s computation of expected volatility is partly based on the historical volatility of the Company’s stock. The Company’s computation of expected term is determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior. The risk free rate of return for the expected term of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of stock options outstanding and exercisable pursuant to the Company’s share-based compensation plans is as follows:

	Options outstanding			Options exercisable
Range of Exercise Prices	Number of shares outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number of shares exercisable	Weighted average exercise price
2009 LTIP
$12.58 — $16.33	8,408	7.4	$12.58	8,408	$12.58
$16.34 — $20.07	410,052	8.8	$18.21	58,526	$20.07

2004 LTIP
$13.51 — $15.32	326,736	3.8	$14.24	326,736	$14.24
$15.33 — $19.98	304,990	2.4	$17.02	297,490	$17.02
$19.99 — $22.26	338,640	2.2	$22.04	338,640	$22.04
$22.27 — $36.08	335,635	2.8	$27.20	335,635	$27.20

2000 Stock Option Plan
$7.31 — $9.22	40,400	0.1	$8.26	40,400	$8.26
$9.23 — $10.71	5,250	0.7	$10.18	5,250	$10.18
$10.72 — $11.24	132,500	0.5	$11.24	132,500	$11.24

Directors Option Plan
$8.44 — $11.11	9,000	0.4	$10.29	9,000	$10.29
$11.12 — $11.93	45,000	0.8	$11.93	45,000	$11.93

15.    Derivative Financial Instruments

The Company generally utilizes forward exchange contracts to reduce its exposure to foreign currency denominated liabilities. Foreign exchange contracts purchased are primarily denominated in the currencies of the Company’s principal markets. The Company does not enter into derivative contracts for speculative purposes.

The Company had contracted to sell the following amounts under forward exchange contracts with maturities within 60 days of:

	January 31,
	2013	2012
Euro	$5,609	$8,131
U.S. Dollars	31,954	64,399
British Pound Sterling	936	1,012
All others	1,646	2,211

Total	$40,145	$75,753

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Changes in the fair value of forward exchange contracts are recorded within purchased transportation costs in the consolidated statements of operations.

The Company does not designate foreign currency derivatives as hedges. The Company had the following balances for foreign currency asset/liability derivatives:

	January 31,
	2013	2012
Foreign currency asset derivatives included in trade receivables	$101	$415
Foreign currency liability derivatives included in trade payables	$79	$646

Net gains and losses on foreign currency derivatives are as follows:

	Fiscal years ended January 31,
	2013	2012	2011
Net gains on foreign currency derivatives	$22	$—	$337
Net losses on foreign currency derivatives	$—	$231	$—

16.    Commitments

Pharma Property Development Agreements. During the fiscal year ended January 31, 2012, the Company entered into various agreements providing for the development of a logistics facility to be used in the Company’s pharmaceutical distribution business in South Africa. In addition to a property development agreement, the Company signed an agreement to purchase the property at the conclusion of the development at the project’s total cost, which includes interest on the financing for the project, subject to certain conditions being met, including among other items, the property having been registerable for transfer and having been ready for beneficial occupation as described under the development agreement. The Company also entered into a lease agreement for the property and facility following the conclusion of its development, should the property not be saleable to the company at that time. On September 1, 2012, the project was substantially completed and the property, plant and equipment were placed into service. As of January 31, 2013, due to routine administrative processes, the property was not yet registerable for transfer, and accordingly, the Company’s pharmaceutical distribution business in South Africa is leasing the facility until such time as the purchase can be completed. As a result of this arrangement, the Company has recorded a capital lease obligation of $62,977 as of January 31, 2013. The Company has received a commitment for long-term replacement financing upon the completion of the development and the Company’s expected purchase of the property, and is continuing to evaluate additional options for replacement financing. The Company intends to ultimately refinance the borrowings on a long-term basis.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Future minimum lease payments under capital leases and under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of January 31, 2013, are:

	January 31,
	Capital leases	Operating leases
2014	$13,226	$102,740
2015	9,957	77,686
2016	5,246	55,315
2017	5,169	40,207
2018	5,987	26,281
2019 and thereafter	55,671	27,332

Total lease payments	95,256	$329,561

Less amount representing interest	(10,341)

Present value of minimum capital lease payments	84,915
Less current portion of capital lease obligations	(11,377)

Capital lease obligations, excluding current portion	$73,538

The Company has obligations under various operating lease agreements ranging from one to ten years. The leases are for property, plant and equipment, and motor vehicles. These leases are expensed on a straight line basis over the lease term. Total rent expense for the fiscal years ended January 31, 2013, 2012 and 2011 were $149,451, $150,915 and $138,428, respectively.

It is the Company’s policy to lease certain of its property, plant and equipment under capital leases. The normal lease term for furniture, fixtures and equipment is two to five years and the normal lease term for buildings varies between three and ten years. For the fiscal year ended January 31, 2013, the weighted average effective borrowing rate for property, plant and equipment under capital leases was 6.0%. Interest rates usually vary during the contract period.

The Company enters into short-term agreements with carriers to reserve space on a guaranteed basis. The pricing of these obligations is dependent upon current market conditions. The Company typically does not pay for space which remains unused. The total committed obligation for these contracts as of January 31, 2013 was $14,368.

Capital commitments contracted for, but not provided in the accompanying consolidated balance sheets as of January 31, 2013 totaled $1,818.

17.    Contingencies

In connection with ASC 450, Contingencies, the Company has not accrued for material loss contingencies relating to the investigations and legal proceedings disclosed below because the Company believes that, although unfavorable outcomes in the investigations or proceedings may be reasonably possible, they are not considered by the Company’s management to be probable and reasonably estimable.

From time to time, claims are made against the Company or the Company may make claims against others, including in the ordinary course of the Company’s business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from engaging in certain activities.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s consolidated results of operations for that period or future periods. As of the date of these consolidated financial statements, the Company is not a party to any material litigation, except as described below.

Industry-Wide Anti-Trust Investigations.    Since 2007, the Company has been cooperating with the U.S. Department of Justice’s (U.S. DOJ) investigation into the pricing practices in the international freight forwarding industry. On December 20, 2012, the Company received a letter from the U.S. DOJ confirming that the Company was no longer a subject or target of their investigation.

On March 28, 2012, the Company was notified by the European Commission (EC) that it had adopted a decision against the Company and two of its subsidiaries relating to alleged anti-competitive behavior in the market for freight forwarding services in the European Union/European Economic Area. The decision of the EC imposes a fine of euro 3,068 (or approximately $4,146 at January 31, 2013) against the Company. The Company believes that neither the Company nor its subsidiaries violated European competition rules. In June 2012, the Company lodged an appeal against the decision and the amount of the fine before the European Union’s General Court.

In May 2009, the Company learned that the Brazilian Ministry of Justice was investigating possible alleged cartel activity in the international air and ocean freight forwarding market. On August 6, 2010, the Company received notice of an administrative proceeding from the Brazilian Ministry of Justice. The administrative proceeding initiates a proceeding against the Company, its Brazilian subsidiary and two of its employees, among many other forwarders and their employees, alleging possible anti-competitive behavior contrary to Brazilian rules on competition. The Company intends to respond to this proceeding within 30 days after the last defendant in this global proceeding has been notified, which has not yet occurred.

In May 2012, the Competition Commission of Singapore informed the Company that it was contemplating an administrative investigation into possible alleged cartel activity in the international freight forwarding market. In January 2013, the Company provided information and documents related to the air Automated Manifest System fee in response to a notice the Company received in November 2012 from the Competition Commission of Singapore requesting the information and indicating that the commission suspected that the Company engaged in alleged anti-competitive behavior relating to freight forwarding services to and from Singapore.

From time to time the Company may receive additional requests for information, documents and interviews from various governmental agencies with respect to these investigations, and the Company has provided, and may continue to provide in the future, further responses as a result of such requests.

The Company (along with numerous other global logistics providers) was named as a defendant in a federal antitrust class action lawsuit filed on January 3, 2008 in the U.S. District Court of the Eastern District of New York (Precision Associates, Inc., et. al. v. Panalpina World Transport (Holding) Ltd., et. al.). This lawsuit alleges that the defendants engaged in various forms of anti-competitive practices and seeks an unspecified amount of treble monetary damages and injunctive relief under U.S. antitrust laws. On December 5, 2012, the Company entered into a settlement agreement with the plaintiffs, individually and on behalf of a class of direct purchasers of freight forwarding services, to resolve the entire portion of the lawsuit against the Company. The settlement has been preliminarily approved by the Court and is subject to final judicial approval after proper notice to the putative class. The Court has scheduled a hearing to take place on August 9, 2013 to determine whether to issue final approval of the settlement and to set the amount of class action counsel fees. The Company has denied any wrongdoing and has made no admission of liability by entering into this settlement. Upon final approval by the Court, the Court, will dismiss all allegations that the Company violated the Sherman Act and the Company will be dismissed from the entire class action. In exchange for dismissal from this action with prejudice, the Company has agreed to pay to the plaintiffs 80.5% of the proceeds it has received and may, in the future, receive as one of

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

the members of a separate class action litigation brought against numerous international air cargo carriers. The settlement provides for no other sources of consideration from the Company. The Company does not expect there to be any material impact on the Company’s consolidated financial statements as a result of this settlement. The settlement provides that the amounts remitted by the Company will be maintained in a settlement fund which, after deductions for administrative costs and class action counsel fees approved by the Court, will be allocated to members of the class action lawsuit, including the Company’s clients, under a distribution plan to be approved by the Court.

The Company has incurred, and may in the future incur, significant legal fees and other costs in connection with these governmental investigations and lawsuits. If any regulatory body concludes that the Company or any of its subsidiaries have engaged in anti-competitive behavior, the Company could incur significant additional legal fees and other costs and penalties, which could include substantial fines, penalties and/or criminal sanctions against the Company and/or certain of the Company’s current or former officers, directors and employees, and the Company could be liable for damages. Any of these fees, costs, penalties, damages, sanctions or liabilities could have a material adverse effect on the Company and its financial results. As of the date of this filing, except for the decision and fine imposed by the EC, an estimate of any possible loss or range of loss cannot be made. In the case of the decision and fine imposed by the EC, the possible loss ranges from no loss, in the event of a successful appeal by the Company, to the full amount of the fine.

Per Transport Litigation.    The Company is involved in litigation in Italy (in various cases filed in 2000 in the Court of Milan) and England (in a case filed on April 13, 2000 in the High Court of Justice, London) with the former ultimate owner of Per Transport SpA and related entities, in connection with its April 1998 acquisition of Per Transport SpA and its subsequent termination of the employment services of the former ultimate owner as a consultant. The suits seek monetary damages, including compensation for termination of the former ultimate owner’s consulting agreement. The Company has brought counter-claims for monetary damages in relation to warranty claims under the purchase agreement. The maximum total of all such actual and potential claims, albeit duplicated in several proceedings, is estimated to be approximately $12,831 based on exchange rates as of January 31, 2013. In connection with the Per Transport litigation, legal proceedings have also been brought against a former director and officer of the Company and a current employee of the Company. The Company is vigorously defending these two individuals in this matter. The Company has also agreed to indemnify these individuals in connection with these proceedings.

18.    Related Party Transactions

As of January 31, 2011, UTi Logistics Israel Ltd. had a service agreement with a shipping services company which previously owned 25% of this subsidiary. As of January 31, 2011, UTi Logistics Israel Ltd. had arm’s length commercial transactions with the shipping services company, as well as a loan of approximately $4,042. There were no amounts outstanding under this loan agreement as of January 31, 2013 and 2012. The Company acquired the 25% minority interest of this subsidiary effective October 31, 2011. See Note 2, “Acquisitions.”

One of the Company’s Polish operating subsidiaries was party to a service agreement pursuant to which the subsidiary provides freight services to a client which is owned wholly by one of the subsidiaries’ directors. During the fiscal year ended January 31, 2011, this client paid the Company’s Polish subsidiary approximately $1,319 for these services which were provided on an arm’s length basis. For the fiscal year ended January 31, 2013 and 2012, the client was no longer owned by one of the subsidiaries directors.

One of the Company’s subsidiaries in the United States is party to an operating agreement with an equity-method investee pursuant to which the subsidiary provides arm’s length commercial contract logistics services to the investee. Included in revenues related to this agreement were $25,484, $27,312 and $3,431, for the fiscal years ended January 31, 2013, 2012 and 2011, respectively. Included in accounts receivable were amounts related to this agreement of $3,837 and $5,281 at January 31, 2013 and 2012, respectively.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

19.    Fair Value Disclosures

Fair Value Measurements on a Recurring Basis.    The Company measures the fair value of certain assets and liabilities on a recurring basis based upon a fair value hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosures, as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Observable market data, including quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable, such as interest rates and yield curves; and

•	Level 3 – Unobservable data reflecting the Company’s own assumptions, where there is little or no market activity for the asset or liability.

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of January 31, 2013 and 2012 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value:

		Fair Value Measurement at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Balance at January 31, 2013
Assets:
Cash and cash equivalents	$237,276	$237,276	$—	$—
Forward exchange contracts	101	—	101	—

Total	$237,377	$237,276	$101	$—

Liabilities:
Forward exchange contracts	$79	$—	$79	$—

Total	$79	$—	$79	$—

Balance at January 31, 2012
Assets:
Cash and cash equivalents	$321,761	$321,761	$—	$—
Forward exchange contracts	415	—	415	—
Other	2,586	—	—	2,586

Total	$324,762	$321,761	$415	$2,586

Liabilities:
Forward exchange contracts	$646	$—	$646	$—

Total	$646	$—	$646	$—

Forward Exchange Contracts.    The Company’s forward exchange contracts are over-the-counter derivatives, which are valued using pricing models that rely on currency exchange rates, and therefore, are classified as Level 2.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Other.    Other financial assets and liabilities utilizing Level 3 inputs include minority call and put options granted to the Company and certain of the Company’s minority partners. These call and put options do not have any quoted prices, nor can they be valued using inputs based on observable market data. These investments are valued internally, based on the difference between the estimated strike price and the estimated fair value of the minority partner equity, when the call and put options become exercisable.

The following table presents the changes in Level 3 instruments measured on a recurring basis for the fiscal years ended January 31, 2013 and 2012:

	2013		2012
	Assets	Liabilities	Assets	Liabilities
Balance at February 1,	$2,586	$—	$388	$649
(Deletions)/additions	(968)	—	1,686	(111)
Net change in fair value included in earnings	(1,600)	—	724	(563)
Foreign currency translation	(18)	—	(212)	25

Balance at January 31,	$—	$—	$2,586	$—

Fair Value Measurements on a Non-Recurring Basis.    Certain assets and liabilities are not measured at fair value, but are recognized and disclosed at fair value on a non-recurring basis. During the years ended January 31, 2013 and 2012, such measurements of fair value related primarily to the identifiable assets and liabilities with respect to business combinations that closed within the period and to the evaluation of impairment which involves comparing the fair value of the Company’s reporting units to their recorded value, including goodwill and intangible assets.

For business combinations, the Company uses inputs other than quoted prices that are observable, such as interest rates, cost of capital and market comparable royalty rates, which are applied to income and market valuation approaches, and therefore, are classified as Level 2. The fair value of net identifiable tangible and intangible assets acquired and liabilities assumed (excluding goodwill) for business combinations that closed during the periods indicated were not material to the Company’s consolidated financial statements. In the evaluation of goodwill impairment, the Company uses a DCF model, corroborated by comparative market multiples, where appropriate, to determine the current fair value of its reporting units. A number of significant assumptions and estimates that use unobservable inputs are involved in the application of the DCF model to forecast operating cash flows, and therefore, are classified as Level 3. For further information on the impairments recorded, see Note 7, “Goodwill and Other Intangible Assets.”

20.    Segment Reporting

The factors for determining reportable segments include the manner in which management evaluates the performance of the Company combined with the nature of the individual business activities. For segment reporting purposes, the Company’s Chief Operating Decision Maker is considered to be the Chief Executive Officer. For such purposes, operating income/(loss) is the primary measure of evaluating performance. For segment reporting purposes by geographic region, airfreight and ocean freight forwarding revenues for the movement of goods is attributed to the country where the shipment originates. Revenues for all other services are attributed to the country where the services are performed. Revenues net of purchased transportation costs for airfreight and ocean freight forwarding related to the movement of the goods are prorated between the country of origin and the destination country, based on a standard formula. Intercompany transactions are priced at cost. Included in Corporate are certain administration and support functions, eliminations and various holding Company activities within the group structure.

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Certain information regarding the Company’s operations by segment is summarized as follows:

	Fiscal year ended January 31, 2013
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$3,094,408	$1,513,113	$—	$4,607,521

Purchased transportation costs	2,384,697	636,291	—	3,020,988
Staff costs	420,140	440,459	33,904	894,503
Depreciation	16,369	29,417	3,131	48,917
Amortization of intangible assets	4,116	5,986	2,160	12,262
Severance and other	6,029	9,680	2,330	18,039
Goodwill impairment	—	93,008	—	93,008
Intangible assets impairment	—	1,643	—	1,643
Other operating expenses	190,253	336,144	20,059	546,456

Total operating expenses	3,021,604	1,552,628	61,584	4,635,816

Operating income/(loss)	$72,804	$(39,515)	$(61,584)	(28,295)

Interest income				17,071
Interest expense				(30,486)
Other expense, net				(439)

Pretax loss				(42,149)
Provision for income taxes				51,891

Net loss				(94,040)
Net income attributable to non-controlling interests				6,466

Net loss attributable to UTi Worldwide Inc.				$(100,506)

Capital expenditures for property, plant and equipment	$20,043	$62,301	$10,321	$92,665

Capital expenditures for internally developed software	$—	$—	$38,160	$38,160

Segment assets	$1,207,062	$680,575	$186,420	$2,074,057

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

	Fiscal year ended January 31, 2012
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$3,384,335	$1,529,886	$—	$4,914,221

Purchased transportation costs	2,599,687	610,665	—	3,210,352
Staff costs	443,960	465,669	28,963	938,592
Depreciation	17,300	28,417	2,301	48,018
Amortization of intangible assets	4,398	8,943	2,420	15,761
Severance and other	5,555	5,653	3,924	15,132
Intangible assets impairment	—	5,178	—	5,178
Other operating expenses	196,885	336,431	19,202	552,518

Total operating expenses	3,267,785	1,460,956	56,810	4,785,551

Operating income/(loss)	$116,550	$68,930	$(56,810)	128,670

Interest income				18,122
Interest expense				(31,908)
Other expense, net				(236)

Pretax income				114,648
Provision for income taxes				35,650

Net income				78,998
Net income attributable to non-controlling interests				6,465

Net income attributable to UTi Worldwide Inc.				$72,533

Capital expenditures for property, plant and equipment	$25,370	$67,668	$7,284	$100,322

Capital expenditures for internally developed software	$—	$141	$48,419	$48,560

Segment assets	$1,323,455	$800,099	$132,095	$2,255,649

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

	Fiscal year ended January 31, 2011
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$3,162,238	$1,387,535	$—	$4,549,773

Purchased transportation costs	2,456,000	538,302	—	2,994,302
Staff costs	391,060	433,641	25,294	849,995
Depreciation	16,868	29,192	(52)	46,008
Amortization of intangible assets	4,238	9,681	799	14,718
Other operating expenses	195,014	305,619	21,401	522,034

Total operating expenses	3,063,180	1,316,435	47,442	4,427,057

Operating income/(loss)	$99,058	$71,100	$(47,442)	122,716

Interest income				14,448
Interest expense				(30,557)
Other income, net				1,245

Pretax income				107,852
Provision for income taxes				33,229

Net income				74,623
Net income attributable to non-controlling interests				4,720

Net income attributable to UTi Worldwide Inc.				$69,903

Capital expenditures for property, plant and equipment	$27,153	$15,564	$14,329	$57,046

Capital expenditures for internally developed software	$—	$323	$24,683	$25,006

Segment assets	$1,273,259	$759,097	$80,349	$2,112,705

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

Revenues attributable to the Company’s geographic regions are as follows:

	Fiscal years ended January 31,
	2013			2012			2011
	Freight Forwarding Revenues	Contract Logistics and Distribution Revenues	Total	Freight Forwarding Revenues	Contract Logistics and Distribution Revenues	Total	Freight Forwarding Revenues	Contract Logistics and Distribution Revenues	Total
EMENA	$909,436	$231,937	$1,141,373	$1,041,126	$222,558	$1,263,684	$941,176	$257,949	$1,199,125
Americas	750,324	800,522	1,550,846	753,999	844,244	1,598,243	648,451	726,176	1,374,627
Asia Pacific	970,084	71,999	1,042,083	1,083,718	61,509	1,145,227	1,158,101	44,427	1,202,528
Africa	464,564	408,655	873,219	505,492	401,575	907,067	414,510	358,983	773,493

Total	$3,094,408	$1,513,113	$4,607,521	$3,384,335	$1,529,886	$4,914,221	$3,162,238	$1,387,535	$4,549,773

(1)	EMENA is comprised of Europe, Middle East and North Africa

Corporate assets have been included in the regions and countries for which those assets reside. The following table shows long-lived assets, attributable to the Company’s geographic regions:

	Fiscal years ended January 31,
	2013	2012
EMENA	$52,962	$52,748
Americas	49,880	44,866
Asia Pacific	38,589	34,068
Africa	101,467	84,617

Total	$242,898	$216,299

The following table shows long-lived assets attributable to specific countries:

	Fiscal years ended January 31,
	2013	2012
United States	$43,303	$36,667
South Africa	99,148	82,631
China	18,180	16,581
Spain	7,485	9,957
All others	74,782	70,463

Total	$242,898	$216,299

The following table shows revenues from external clients attributable to foreign countries in total from which the Company derives revenues:

	Fiscal years ended January 31,
	2013	2012	2011
United States	$1,262,016	$1,267,288	$1,147,806
South Africa	834,741	874,411	751,014
China	429,294	466,333	539,805
Germany	204,592	252,385	228,040
All others	1,876,878	2,053,804	1,883,108

Total	$4,607,521	$4,914,221	$4,549,773

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

The following table shows the revenue attributable to the Company’s principal services:

	Fiscal years ended January 31,
	2013	2012	2011
Revenues:
Airfreight forwarding	$1,443,740	$1,725,537	$1,608,312
Ocean freight forwarding	1,267,134	1,230,032	1,190,529
Customs brokerage	117,629	124,777	108,804
Contract logistics	785,733	824,962	736,376
Distribution	588,794	548,733	488,261
Other	404,491	460,180	417,491

Total	$4,607,521	$4,914,221	$4,549,773

Purchased transportation costs:
Airfreight forwarding	$1,128,043	$1,353,633	$1,273,408
Ocean freight forwarding	1,064,081	1,020,138	998,234
Customs brokerage	5,289	5,159	6,102
Contract logistics	200,578	199,765	158,436
Distribution	397,872	372,930	331,654
Other	225,125	258,727	226,468

Total	$3,020,988	$3,210,352	$2,994,302

21.    Selected Quarterly Financial Data (Unaudited)

Revenue and purchased transportation costs for the first, second and third quarters of fiscal 2013 in the table below have been corrected for a classification error occurring in the Company’s China forwarding business. The effect of the error resulted in increased revenues and purchased transportation costs related to the Ocean freight forwarding product segment, of $20,374, $27,142, and $27,813 for each of the first, second and third quarter of fiscal 2013, respectively, from the amounts previously reported by the company in each of those quarterly periods. The fiscal 2012 quarters were not impacted. These corrections did not impact reported operating income,

UTi WORLDWIDE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended January 31, 2013, 2012 and 2011

net income, net income per share, or balance sheet information in the consolidated financial statements, and were determined to be immaterial.

For the fiscal years ended January 31,	First	Second	Third	Fourth	Total
Revenues:
2013 (as presented)	$1,148,283	$1,155,788	$1,128,866	$1,099,255	$4,532,192
2013 (as corrected)	1,168,657	1,182,930	1,156,679	1,099,255	4,607,521
2012	1,198,705	1,297,358	1,264,536	1,153,622	4,914,221
Purchased transportation costs:
2013 (as presented)	742,516	749,717	725,264	728,162	2,945,659
2013 (as corrected)	762,890	776,859	753,077	728,162	3,020,988
2012	788,128	853,962	821,161	747,101	3,210,352
Operating income/(loss):
2013(1):	23,540	33,030	22,680	(107,545)	(28,295)
2012	18,793	39,741	48,281	21,855	128,670
Provision for income taxes:
2013(1):	6,474	10,047	7,378	27,992	51,891
2012	4,235	11,259	13,971	6,185	35,650
Net income/(loss) attributable to UTi Worldwide Inc.:
2013(1)(2):	12,886	18,883	10,548	(142,823)	(100,506)
2012	8,743	22,873	28,536	12,381	72,533
Basic earnings/(loss) per share(3):
2013(1)(2):	0.13	0.18	0.10	(1.38)	(0.97)

2012	0.09	0.22	0.28	0.12	0.71

Diluted earnings/(loss) per share:
2013(1)(2):	0.12	0.18	0.10	(1.38)	(0.97)

2012	0.08	0.22	0.28	0.12	0.70

Other comprehensive (loss)/income attributable to UTi Worldwide Inc.:
2013	(68)	(24,856)	(2,152)	(9,289)	(36,365)
2012	42,995	(9,369)	(42,842)	(11,651)	(20,867)

(1)	Amounts in the fourth quarter of fiscal 2013 include goodwill and intangible asset impairments. Refer to Note 7, “Goodwill and Other Intangible Assets” in the consolidated financial statements.

(2)	Amounts in the fourth quarter of fiscal 2013 include valuation allowances for deferred tax assets of $3,177.

(3)	The basic earnings per share amounts for the quarters do not add to the total fiscal year ended January 31, 2013 amount due to the effects of rounding.

UTi WORLDWIDE INC.

Schedule II

Valuation and Qualifying Accounts

For the fiscal years ended January 31,	Balance at beginning of year	Amounts charged to expense	Charges against the allowance	Foreign currency translation	Balance at end of year
Allowance for doubtful accounts:
2013	$15,712	$4,507	$(3,507)	$(701)	$16,011
2012	13,676	6,863	(4,156)	(671)	15,712
2011	13,686	4,361	(4,730)	359	13,676

	Balance at beginning of year	Amounts charged to expense	Charges against the allowance	Foreign currency translation	Balance at end of year
Deferred tax asset valuation allowance:
2013	$43,511	$48,477	$—	$(2,552)	$89,436
2012	24,735	20,853	—	(2,077)	43,511
2011	17,323	7,546	1	(135)	24,735

Schedules not listed above have been omitted because the information required to be described in the schedules is not applicable or is shown in the Company’s financial statements.